Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2019 and 2018, and for Each of the
Three Years in the Period Ended December 31, 2019

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2019	2018
Assets
Cash and cash equivalents	$2,117	$1,333
Receivables	152	142
Inventories:
Leaf tobacco	874	940
Other raw materials	192	186
Work in process	696	647
Finished product	531	558
	2,293	2,331
Income taxes	116	167
Other current assets	146	326
Total current assets	4,824	4,299

Property, plant and equipment, at cost:
Land and land improvements	353	309
Buildings and building equipment	1,461	1,442
Machinery and equipment	2,998	2,981
Construction in progress	262	218
	5,074	4,950
Less accumulated depreciation	3,075	3,012
	1,999	1,938

Goodwill	5,177	5,196
Other intangible assets, net	12,687	12,279
Investments in equity securities	23,581	30,496
Other assets	1,003	1,251
Total Assets	$49,271	$55,459

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2019	2018
Liabilities
Short-term borrowings	$—	$12,704
Current portion of long-term debt	1,000	1,144
Accounts payable	325	399
Accrued liabilities:
Marketing	393	586
Settlement charges	3,346	3,454
Other	1,545	1,403
Dividends payable	1,565	1,503
Total current liabilities	8,174	21,193

Long-term debt	27,042	11,898
Deferred income taxes	5,083	4,993
Accrued pension costs	473	544
Accrued postretirement health care costs	1,797	1,749
Other liabilities	345	254
Total liabilities	42,914	40,631
Contingencies (Note 19)
Redeemable noncontrolling interest	38	39
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,970	5,961
Earnings reinvested in the business	36,539	43,962
Accumulated other comprehensive losses	(2,864)	(2,547)
Cost of repurchased stock (947,979,763 shares at December 31, 2019 and 931,903,722 shares at December 31, 2018)	(34,358)	(33,524)
Total stockholders’ equity attributable to Altria	6,222	14,787
Noncontrolling interests	97	2
Total stockholders’ equity	6,319	14,789
Total Liabilities and Stockholders’ Equity	$49,271	$55,459

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings (Losses)
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2019	2018	2017
Net revenues	$25,110	$25,364	$25,576
Cost of sales	7,085	7,373	7,531
Excise taxes on products	5,314	5,737	6,082
Gross profit	12,711	12,254	11,963
Marketing, administration and research costs	2,226	2,756	2,338
Asset impairment and exit costs	159	383	32
Operating income	10,326	9,115	9,593
Interest and other debt expense, net	1,280	665	705
Net periodic benefit (income) cost, excluding service cost	(37)	(34)	37
Earnings from equity investments	(1,725)	(890)	(532)
Impairment of JUUL equity securities	8,600	—	—
Loss on Cronos-related financial instruments	1,442	—	—
(Gain) loss on ABI/SABMiller business combination	—	33	(445)
Earnings (losses) before income taxes	766	9,341	9,828
Provision (benefit) for income taxes	2,064	2,374	(399)
Net earnings (losses)	(1,298)	6,967	10,227
Net (earnings) losses attributable to noncontrolling interests	5	(4)	(5)
Net earnings (losses) attributable to Altria	$(1,293)	$6,963	$10,222
Per share data:
Basic earnings (losses) per share attributable to Altria	$(0.70)	$3.69	$5.31
Diluted earnings (losses) per share attributable to Altria	$(0.70)	$3.68	$5.31

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings (Losses)
(in millions of dollars)
_______________________

for the years ended December 31,	2019	2018	2017
Net earnings (losses)	$(1,298)	$6,967	$10,227
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	(24)	68	209
ABI	(319)	(309)	(54)
Currency translation adjustments and other	26	(1)	—
Other comprehensive earnings (losses), net of deferred income taxes	(317)	(242)	155

Comprehensive earnings (losses)	(1,615)	6,725	10,382
Comprehensive (earnings) losses attributable to noncontrolling interests	5	(4)	(5)
Comprehensive earnings (losses) attributable to Altria	$(1,610)	$6,721	$10,377

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2019	2018	2017
Cash Provided by (Used in) Operating Activities
Net earnings (losses)	$(1,298)	$6,967	$10,227
Adjustments to reconcile net earnings (losses) to operating cash flows:
Depreciation and amortization	226	227	209
Deferred income tax provision (benefit)	(95)	(57)	(3,126)
Earnings from equity investments	(1,725)	(890)	(532)
(Gain) loss on ABI/SABMiller business combination	—	33	(445)
Dividends from ABI	396	657	806
Loss on Cronos-related financial instruments	1,442	—	—
Impairment of JUUL equity securities	8,600	—	—
Asset impairment and exit costs, net of cash paid	41	354	(38)
Cash effects of changes:
Receivables	(8)	—	10
Inventories	42	(129)	(171)
Accounts payable	(79)	27	(55)
Income taxes	89	218	(294)
Accrued liabilities and other current assets	11	(21)	(85)
Accrued settlement charges	(108)	980	(1,259)
Pension and postretirement plans contributions	(56)	(41)	(294)
Pension provisions and postretirement, net	(52)	(13)	(11)
Other, net	411	79	(41)
Net cash provided by (used in) operating activities	7,837	8,391	4,901
Cash Provided by (Used in) Investing Activities
Capital expenditures	(246)	(238)	(199)
Acquisitions of businesses and assets	(421)	(15)	(415)
Investment in JUUL	(5)	(12,800)	—
Investment in Cronos	(1,899)	—	—
Other, net	173	65	147
Net cash provided by (used in) investing activities	(2,398)	(12,988)	(467)

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

	for the years ended December 31,	2019	2018	2017
	Cash Provided by (Used in) Financing Activities
	Proceeds from short-term borrowings	$—	$12,800	$—
	Repayment of short-term borrowings	(12,800)	—	—
	Long-term debt issued	16,265	—	—
	Long-term debt repaid	(1,144)	(864)	—
	Repurchases of common stock	(845)	(1,673)	(2,917)
	Dividends paid on common stock	(6,069)	(5,415)	(4,807)
	Other, net	(119)	(132)	(47)
	Net cash provided by (used in) financing activities	(4,712)	4,716	(7,771)
	Cash, cash equivalents and restricted cash:
	Increase (decrease)	727	119	(3,337)
	Balance at beginning of year	1,433	1,314	4,651
	Balance at end of year	$2,160	$1,433	$1,314
Cash paid:	Interest	$1,102	$704	$696
	Income taxes	$1,977	$2,307	$3,036
The following table provides a reconciliation of cash, cash equivalents and restricted cash to the amounts reported on Altria’s consolidated balance sheets:

	at December 31,	2019	2018	2017
	Cash and cash equivalents	$2,117	$1,333	$1,253
	Restricted cash included in other current assets (1)	—	57	25
	Restricted cash included in other assets (1)	43	43	36
	Cash, cash equivalents and restricted cash	$2,160	$1,433	$1,314
(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2016	$935	$5,893	$36,906	$(2,052)	$(28,912)	$3	$12,773
Net earnings (losses) (1)	—	—	10,222	—	—	—	10,222
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	155	—	—	155
Stock award activity	—	59	—	—	(35)	—	24
Cash dividends declared ($2.54 per share)	—	—	(4,877)	—	—	—	(4,877)
Repurchases of common stock	—	—	—	—	(2,917)	—	(2,917)
Balances, December 31, 2017	935	5,952	42,251	(1,897)	(31,864)	3	15,380
Reclassification due to adoption of ASU 2018-02 (2)	—	—	408	(408)	—	—	—
Net earnings (losses) (1)	—	—	6,963	—	—	—	6,963
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(242)	—	—	(242)
Stock award activity	—	9	—	—	13	—	22
Cash dividends declared ($3.00 per share)	—	—	(5,660)	—	—	—	(5,660)
Repurchases of common stock	—	—	—	—	(1,673)	—	(1,673)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2018	935	5,961	43,962	(2,547)	(33,524)	2	14,789
Net earnings (losses) (1)	—	—	(1,293)	—	—	(7)	(1,300)
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(317)	—	—	(317)
Stock award activity	—	9	—	—	11	—	20
Cash dividends declared ($3.28 per share)	—	—	(6,130)	—	—	—	(6,130)
Repurchases of common stock	—	—	—	—	(845)	—	(845)
Issuance of noncontrolling interest in Helix	—	—	—	—	—	88	88
Other	—	—	—	—	—	14	14
Balances, December 31, 2019	$935	$5,970	$36,539	$(2,864)	$(34,358)	$97	$6,319

(1) Amounts attributable to noncontrolling interests for each of the years ended December 31, 2019, 2018 and 2017 exclude net earnings of $2 million, $4 million and $5 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2019, 2018 and 2017.
(2) In 2018, Altria adopted Accounting Standards Update (“ASU”) 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”), and reclassified the stranded income tax effects of the 2017 Tax Cuts and Jobs Act (the “Tax Reform Act”) on items with accumulated other comprehensive losses to earnings reinvested in the business.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1.     Background and Basis of Presentation
▪Background: At December 31, 2019, Altria Group, Inc.’s (“Altria”) wholly-owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly-owned subsidiary of PM USA; Sherman Group Holdings, LLC and its subsidiaries (“Nat Sherman”), which are engaged in the manufacture and sale of super premium cigarettes and the sale of premium cigars; UST LLC (“UST”), which through its wholly-owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of smokeless tobacco products and wine; and Philip Morris Capital Corporation (“PMCC”), which maintains a portfolio of finance assets, substantially all of which are leveraged leases. In addition, Altria owns an 80% interest in Helix Innovations LLC (“Helix”), which is engaged in the manufacture and sale of on! oral nicotine pouches. In December 2018, Altria refocused its innovative product efforts, which included the discontinuation of production and distribution of all e-vapor products by Nu Mark LLC (“Nu Mark”). Prior to that time, Nu Mark was engaged in the manufacture and sale of innovative tobacco products. Other Altria wholly-owned subsidiaries included Altria Group Distribution Company, which provides sales and distribution services to certain Altria operating subsidiaries, and Altria Client Services LLC, which provides various support services in areas such as legal, regulatory, consumer engagement, finance, human resources and external affairs to Altria and its subsidiaries. Altria’s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2019, Altria’s significant wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
At December 31, 2019, Altria had a 10.1% ownership in Anheuser-Busch InBev SA/NV (“ABI”), which Altria accounts for under the equity method of accounting using a one-quarter lag. Altria receives cash dividends on its interest in ABI and will continue to do so as long as ABI pays dividends.
During the third quarter of 2019, Helix acquired Burger Söhne Holding and its subsidiaries as well as certain affiliated companies (the “Burger Group”) that are engaged in the manufacture and sale of on! oral nicotine pouches. At closing, Altria indirectly owned an 80% interest in Helix, for which Altria paid $353 million in the third quarter of 2019. The financial results of Helix are included in Altria’s consolidated financial statements as part of its smokeless products segment, with the 20% minority ownership interest in Helix (held by the former shareholders of the Burger Group) included as a noncontrolling interest. The final purchase price allocation, which is subject to post-closing adjustments, will be completed by the third quarter of 2020.
In December 2018, Altria, through a wholly-owned subsidiary, purchased shares of non-voting convertible common stock of JUUL Labs, Inc. (“JUUL”), representing a 35% economic interest. JUUL is engaged in the manufacture and sale of e-vapor products globally and is the U.S. leader in e-vapor. At December 31, 2019, Altria had a 35% economic interest in JUUL, which Altria accounts for as an investment in an equity security.
In March 2019, Altria, through a subsidiary, completed its acquisition of a 45% economic and voting interest in Cronos Group Inc. (“Cronos”), a global cannabinoid company headquartered in Toronto, Canada. At December 31, 2019, Altria had a 45% economic and voting interest in Cronos, which Altria accounts for under the equity method of accounting using a one-quarter lag.
For further discussion of Altria’s investments in equity securities, see Note 7. Investments in Equity Securities.
▪Basis of Presentation: The consolidated financial statements include Altria, as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting. Equity investments in which Altria does not have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for as an investment in an equity security. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, impairment evaluations for equity investments, marketing programs, income taxes, and the estimated residual values of finance leases. Actual results could differ from those estimates.
On January 1, 2019, Altria adopted ASU No. 2016-02, Leases (Topic 842) and all related ASU amendments (collectively “ASU No. 2016-02”), which requires entities to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. Altria has elected to apply the guidance retrospectively at the beginning of the period of adoption. As a result, comparative periods prior to adoption will continue to be presented in accordance with prior lease guidance, including disclosures. The impact of the adoption was not material to Altria’s consolidated financial statements. As a result of the adoption, Altria and its subsidiaries, as lessees, recorded right-of-use assets and lease liabilities of $179 million at January 1, 2019 for its leases, which were all operating leases. There was no cumulative effect adjustment to the opening balance of earnings reinvested in the business. Right-of-use assets and lease liabilities on Altria’s consolidated balance sheet at December 31, 2019 were not materially different than the amounts recorded upon adoption of ASU No. 2016-02.
Additionally, in accordance with ASU No. 2016-02, lessor accounting for leveraged leases that commenced before the January 1, 2019 adoption date of ASU No. 2016-02 is unchanged unless there is a change in the scope of, or the consideration for, such leases. As a result, adoption of ASU No. 2016-02 as it relates to PMCC’s leveraged leases had no impact on Altria’s consolidated financial statements at the adoption date. During 2019, PMCC had no new leases nor any changes in the scope of or the consideration for its existing leveraged leases.
During the fourth quarter of 2019, in conjunction with its annual impairment testing, Altria adopted ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which simplifies how an entity is required to test goodwill for impairment. For further discussion, see Note 4. Goodwill and Other Intangible Assets, net.
On December 31, 2019, Altria adopted ASU No. 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans (“ASU No. 2018-14”), which amends certain defined benefit plan disclosures. The adoption of ASU No. 2018-14 had no impact on the amount of defined benefit plan assets, obligations or expenses recognized by Altria’s businesses. For further discussion, see Note 17. Benefit Plans.
Certain immaterial prior year amounts have been adjusted to conform with the current year’s presentation.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If Altria determines that an impairment exists, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria to perform an interim review. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the fair value of a reporting unit, but is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value in the period identified.
Altria reviews its equity investments accounted for under the equity method of accounting (ABI and Cronos) for impairment by comparing the fair value of each of its investments to their carrying value. If the carrying value of an investment exceeds its fair value and the loss in value is other than temporary, the investment is considered impaired and reduced to fair value, and the impairment is recognized in the period identified. The factors used to make this determination include the duration and magnitude of the fair value decline, the financial condition and near-term prospects of the investee, and Altria’s intent and ability to hold its investment until recovery.
Altria reviews its equity investment in JUUL (which is accounted for as an equity security without a readily determinable fair value) for impairment by performing a qualitative assessment of impairment indicators. If a qualitative assessment indicates that Altria’s investment in JUUL is impaired, a quantitative assessment is performed. If the quantitative assessment indicates the fair value of the investment is less than its carrying value, the investment is written down to its fair value in the period identified.
▪Derivative Financial Instruments: Altria enters into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps.
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Derivative financial instruments that qualify for hedge accounting are designated as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, are recorded in the consolidated statements of earnings (losses) each period. For cash flow hedges, changes in the fair value of the derivative are recorded each period in accumulated other comprehensive earnings (losses) and are reclassified to the consolidated statements of earnings (losses) in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument are recorded in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs or, for investments in foreign entities accounted for under the equity method of accounting, Altria’s economic interest in the underlying foreign entity decreases. Cash flows from hedging instruments are classified in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. Altria formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, the hedge would no longer be considered effective and all of the derivative gains and losses would be recorded in the consolidated statement of earnings (losses) in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, changes in fair value are recorded in the consolidated statements of earnings (losses) each period. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: Altria provides a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. Altria records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) are subsequently amortized into net periodic benefit cost in future years.
▪Environmental Costs: Altria is subject to laws and regulations relating to the protection of the environment. Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows. See Note 19. Contingencies - Environmental Regulation.
▪Fair Value Measurements: Altria measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: Altria recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 19. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in its consolidated statements of earnings (losses).

•Inventories: The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out (“FIFO”) and average cost methods. Inventories that are measured using the LIFO method are stated at the lower of cost or market. Inventories that are measured using the FIFO and average cost methods are stated at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year.
▪Litigation Contingencies and Costs: Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs in the consolidated statements of earnings (losses). See Note 19. Contingencies.
▪Marketing Costs: Altria’s businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. Consumer engagement program payments are made to third parties. Altria’s businesses expense these consumer engagement programs, which include event marketing, as incurred and such expenses are included in marketing, administration and research costs in Altria’s consolidated statements of earnings (losses). For interim reporting purposes, Altria’s businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria’s businesses generate substantially all of their revenue from sales contracts with customers. While Altria’s businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred and unsatisfied performance obligations are not disclosed. There is no financing component because Altria expects, at contract inception, that the period between when Altria’s businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Altria’s businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Altria’s businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on cigarettes, cigars, smokeless tobacco or wine billed to customers).
Altria’s businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Altria’s businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Altria’s businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in Altria’s consolidated statements of earnings (losses). Altria’s businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on Altria’s consolidated balance sheets. Altria’s businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. Expected payments for sales incentives are included in accrued marketing liabilities on Altria’s consolidated balance sheets.
Payment terms vary depending on product type. Altria’s businesses consider payments received in advance of product shipment as deferred revenue, which is included in other accrued liabilities on Altria’s consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC receives substantially all payments within one business day of the customer obtaining control of the product. Ste. Michelle receives substantially all payments from customers within 45 days of the customer obtaining control of the product. Amounts due from customers are included in receivables on Altria’s consolidated balance sheets.

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, Altria:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU Nos. 2016-13; 2018-19; 2019-04; 2019-05; 2019-10; 2019-11 Measurement of Credit Losses on Financial Instruments (Topic 326)
The guidance replaces the current incurred loss impairment methodology for recognizing credit losses for financial assets with a methodology that reflects the entity’s current estimate of all expected credit losses and requires consideration of a broader range of reasonable and supportable information for estimating credit losses.

		The guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period.	Altria’s adoption of this guidance is not expected to have a material impact on its consolidated financial statements.
ASU No. 2018-15 Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (Subtopic 350-40)
The guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license).
		The guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years.	Altria’s adoption of this guidance is not expected to have a material impact on its consolidated financial statements.
ASU 2019-12 Simplifying the Accounting for Income Taxes (Topic 740)	The guidance removes certain exceptions for investments, intraperiod allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is permitted, including adoption in any interim period.	Altria is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.
ASU 2020-01 Clarifying the Interactions between Topic 321, Topic 323, and Topic 815	The guidance provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early application is permitted, including adoption in any interim period.	Altria is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

Note 3.     Revenues from Contracts with Customers
Altria disaggregates net revenues based on product type. For further discussion, see Note 16. Segment Reporting.
Altria’s businesses offer cash discounts to customers for prompt payment and calculate cash discounts as a percentage of the list price based on historical experience and agreed-upon payment terms. Altria’s businesses record an allowance for cash discounts, which is included as a contra-asset against receivables on Altria’s consolidated balance sheets. There was no allowance for cash discounts at December 31, 2019 and 2018, and there were no differences between amounts recorded as an allowance for cash discounts and cash discounts subsequently given to customers.
Altria’s businesses that receive payments in advance of product shipment record such payments as deferred revenue. These payments are included in other accrued liabilities on Altria’s consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue was $362 million and $288 million at December 31, 2019 and 2018, respectively. When cash is received in advance of product shipment, Altria’s businesses satisfy their performance obligations within three days of receiving payment. At December 31, 2019 and 2018, there were no differences between amounts recorded as deferred revenue and amounts subsequently recognized as revenue.
Receivables, which primarily reflect sales of wine produced and/or distributed by Ste. Michelle, were $152 million and $142 million at December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018, there were no expected differences between amounts recorded and subsequently received, and Altria’s businesses did not record an allowance for doubtful accounts against these receivables.
Altria’s businesses record an allowance for returned goods, which is included in other accrued liabilities on Altria’s consolidated balance sheets. While all of Altria’s tobacco operating companies sell tobacco products with dates relative to freshness as printed on product packaging, it is USSTC’s policy to accept authorized sales returns from its customers for products that have passed such dates due to the limited shelf life of USSTC’s smokeless tobacco products. Altria’s businesses record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. Altria’s businesses reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on Altria’s consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, Altria’s businesses do not record an asset for their right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by Altria’s businesses. Altria’s businesses include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:

▪
Price promotion payments- Altria’s businesses make price promotion payments, substantially all of which are made to their retail partners to incent the promotion of certain product offerings in select geographic areas.

▪
Wholesale and retail participation payments- Altria’s businesses make payments to their wholesale and retail partners to incent merchandising and sharing of sales data in accordance with each business’s trade agreements.

These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on Altria’s consolidated financial statements.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Smokeable products	$99	$99	$3,071	$3,037
Smokeless products	5,078	5,023	9,196	8,825
Wine	—	74	238	239
Other	—	—	182	178
Total	$5,177	$5,196	$12,687	$12,279
At December 31, 2019 and 2018, the accumulated impairment losses related to goodwill were $185 million and $111 million, respectively.
Other intangible assets consisted of the following:

	December 31, 2019		December 31, 2018
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,676	$—	$11,846	$—
Definite-lived intangible assets	1,275	264	654	221
Total other intangible assets	$12,951	$264	$12,500	$221
At December 31, 2019, indefinite-lived intangible assets consist substantially of trademarks from Altria’s 2009 acquisition of UST ($9.0 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of intellectual property, customer relationships and certain cigarette trademarks, are amortized over a weighted-average period of 20 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2019, 2018 and 2017, was $44 million, $38 million and $21 million, respectively. In the fourth quarter of 2019, due to a change in estimated useful life, $170 million for an indefinite-lived intangible asset in the smokeable products segment was reclassified to a definite-lived intangible asset, due to an anticipated change in the way the asset will be utilized in the future. Annual amortization expense for each of the next five years is estimated to be approximately $70 million, assuming no additional transactions occur that require the amortization of intangible assets.

The changes in goodwill and net carrying amount of intangible assets were as follows:

	2019		2018
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,196	$12,279	$5,307	$12,400
Changes due to:
Acquisitions (1)	55	451	—	15
Asset impairment	(74)	—	(111)	(98)
Amortization	—	(43)	—	(38)
Balance at December 31	$5,177	$12,687	$5,196	$12,279
(1) Substantially all of the 2019 changes reflect Helix’s acquisition of the Burger Group, which held assets consisting primarily of intellectual property. For further discussion, see Note 1. Background and Basis of Presentation.
During the fourth quarter of 2019, in conjunction with its annual impairment testing, Altria adopted ASU 2017-04, which simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under ASU 2017-04, an impairment charge is recognized for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized will not exceed the total amount of goodwill allocated to that reporting unit.
During 2019, upon completion of Altria’s annual impairment testing of goodwill and other indefinite-lived intangible assets, Altria concluded that goodwill of $74 million in the wine segment was fully impaired as the wine reporting unit was impacted by a slowing growth rate in the premium wine category and higher inventories.
During 2018, Altria recorded goodwill and other intangible asset impairment charges of $111 million and $44 million, respectively, related to Altria’s decision in the fourth quarter of 2018 to refocus its innovative product efforts, which included Nu Mark’s discontinuation of production and distribution of all e-vapor products.
In addition, during 2018, upon completion of Altria’s annual impairment testing, Altria concluded that the $54 million carrying value of the Columbia Crest trademark in the wine segment was fully impaired as Columbia Crest has been negatively impacted by an accelerated decline in the $7 to $10 premium wine segment, increased competition and reduction in trade support.
During 2017, Altria’s quantitative annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges.

Note 5. Asset Impairment, Exit and Implementation Costs
Pre-tax asset impairment, exit and implementation costs consisted of the following:

(in millions)	Asset Impairment and Exit Costs			Implementation Costs			Total
For the year ended December 31,	2019	2018	2017	2019 (1)	2018 (2)	2017 (2)	2019	2018	2017
Smokeable products	$59	$79	$4	$33	$1	$17	$92	$80	$21
Smokeless products	9	20	28	5	3	28	14	23	56
Wine (3)	76	54	—	—	—	—	76	54	—
All other	14	227	—	(10)	63	—	4	290	—
General corporate	1	3	—	—	—	—	1	3	—
Total	159	383	32	28	67	45	187	450	77
Plus amounts included in net periodic benefit (income) cost, excluding service cost(4)	29	3	1	—	—	—	29	3	1
Total	$188	$386	$33	$28	$67	$45	$216	$453	$78
(1) Included in cost of sales ($2 million) and marketing, administration and research costs ($26 million) in Altria’s consolidated statement of earnings (losses).
(2) Included in cost of sales in Altria’s consolidated statements of earnings (losses).
(3) Includes impairment of goodwill for the wine reporting unit in 2019 and impairment of the Columbia Crest trademark in 2018. See Note 4. Goodwill and Other Intangible Assets, net.
(4) Represents settlement and curtailment costs. See Note 17. Benefit Plans.
The 2019 pre-tax asset impairment, exit and implementation costs were related to the cost reduction program and the refocus of innovative product efforts discussed below, and the goodwill impairment for the wine reporting unit.

Substantially all of the 2018 pre-tax asset impairment, exit and implementation costs were related to the refocus of innovative product efforts and the cost reduction program discussed below, and the impairment of the Columbia Crest trademark.
The pre-tax asset impairment, exit and implementation costs for 2017 were related to the facilities consolidation discussed below.
The movement in the restructuring liabilities, substantially all of which were severance liabilities, for the years ended December 31, 2019 and 2018 was as follows:

(in millions)
Balances at December 31, 2017	$33
Charges	154
Cash spent	(32)
Balances at December 31, 2018	155
Charges	59
Cash spent	(147)
Balances at December 31, 2019	$67
▪Refocus of Innovative Product Efforts: During the fourth quarter of 2018, Altria refocused its innovative product efforts, which included Nu Mark’s discontinuation of production and distribution of all e-vapor products. During the year ended December 31, 2019, Altria incurred pre-tax charges of $9 million, consisting of asset impairment, exit and implementation costs. During 2018, Altria incurred pre-tax charges of $272 million, consisting of asset impairment and exit costs of $209 million primarily related to the impairment of goodwill and other intangible assets and other charges of $63 million related to inventory write-offs and accelerated depreciation. The pre-tax charges related to the refocus of innovative product efforts have been completed. The majority of the charges related to these efforts did not result in cash payments.
▪Cost Reduction Program: In December 2018, Altria announced a cost reduction program that includes workforce reductions and third-party spending reductions across the businesses. As a result of the cost reduction program, Altria recorded total pre-tax restructuring charges of $254 million, which included employee benefit-related curtailment and settlement costs. Of this amount, Altria incurred pre-tax charges of $133 million in 2019 and $121 million in 2018. The total charges, the majority of which will result in cash expenditures, related primarily to employee separation costs of $202 million and other costs of $52 million. The pre-tax charges related to this cost reduction program have been substantially completed. Cash payments related to this cost reduction program of $136 million were made during the year ended December 31, 2019. There were no cash payments related to this program in 2018.
▪Facilities Consolidation: In October 2016, Altria announced the consolidation of certain of its operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies. In the first quarter of 2018, Middleton completed the transfer of its Limerick, Pennsylvania operations to the Manufacturing Center site in Richmond, Virginia (“Richmond Manufacturing Center”), and USSTC completed the transfer of its Franklin Park, Illinois operations to its Nashville, Tennessee facility and the Richmond Manufacturing Center. At December 31, 2018, pre-tax charges related to the consolidation were completed.
As a result of the consolidation, Altria recorded total pre-tax charges of $155 million. During 2018 and 2017, Altria recorded pre-tax charges of $6 million and $78 million, respectively. The total charges related primarily to accelerated depreciation and asset impairment ($55 million), employee separation costs ($40 million) and other exit and implementation costs ($60 million).
Cash payments related to the consolidation of $3 million were made during the year ended December 31, 2019, for total cash payments of $100 million since inception. At December 31, 2019, cash payments related to the consolidation were completed.

Note 6. Inventories
The cost of approximately 56% and 58% of inventories at December 31, 2019 and 2018, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.6 billion and $0.7 billion lower than the current cost of inventories at December 31, 2019 and 2018, respectively.

Note 7. Investments in Equity Securities
Altria’s investments at December 31, 2019 and 2018 consisted of the following:

	Carrying Amount
(in millions)	December 31, 2019	December 31, 2018
ABI	$18,071	$17,696
JUUL	4,205	12,800
Cronos (1)	1,305	—
Total	$23,581	$30,496
(1) Includes investment in Acquired Common Shares ($1,002 million), the Cronos warrant ($234 million) and the Fixed-price Preemptive Rights ($69 million) as discussed further below.
Earnings from equity investments accounted for under the equity method of accounting for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

(in millions)	2019	2018	2017
ABI	$1,229	$890	$532
Cronos (1)	496	—	—
Total	$1,725	$890	$532
(1) Represents Altria’s share of Cronos’s earnings, substantially all of which relate to the change in fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.
Investment in ABI
At December 31, 2019, Altria had a 10.1% economic and voting interest in ABI, consisting of 185 million restricted shares of ABI (the “Restricted Shares”) and 12 million ordinary shares of ABI. The Restricted Shares:

▪	are unlisted and not admitted to trading on any stock exchange;

▪	are subject to a five-year lock-up (subject to limited exceptions) ending October 10, 2021;

▪	are convertible into ordinary shares of ABI on a one-for-one basis after the end of this five-year lock-up period;

▪	rank equally with ordinary shares of ABI with regards to dividends and voting rights; and

▪	have director nomination rights with respect to ABI.
Altria accounts for its investment in ABI under the equity method of accounting because Altria has the ability to exercise significant influence over the operating and financial policies of ABI, including having active representation on ABI’s Board of Directors (“ABI Board”) and certain ABI Board committees. Through this representation, Altria participates in ABI policy making processes.
Altria reports its share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for Altria to record them in the concurrent period.
Summary financial data of ABI is as follows:

	For Altria’s Year Ended December 31,
(in millions)	2019 (1)	2018 (1)	2017 (1)
Net revenues	$54,187	$55,500	$56,004
Gross profit	$33,735	$34,986	$34,376
Earnings from continuing operations	$10,530	$9,020	$6,769
Net earnings	$10,530	$9,020	$6,845
Net earnings attributable to ABI	$9,189	$7,641	$5,473

	At September 30,
(in millions)	2019 (1)	2018 (1)
Current assets	$27,353	$20,289
Long-term assets	$199,591	$207,921
Current liabilities	$36,819	$32,019
Long-term liabilities	$119,025	$130,812
Noncontrolling interests	$8,765	$7,251
(1) Reflects the one-quarter lag.

At December 31, 2019, Altria’s carrying value of its equity investment in ABI exceeded its share of ABI’s net assets attributable to equity holders of ABI by approximately $11.8 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
The fair value of Altria’s equity investment in ABI is based on: (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets, for the Restricted Shares, and was classified in Level 2 of the fair value hierarchy. Altria may, in certain instances, pledge or otherwise grant a security interest in all or part of its Restricted Shares. In the event the pledgee or security interest holder were to foreclose on the Restricted Shares, the encumbered Restricted Shares will be automatically converted, one-for-one, into ordinary shares. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
The fair value of Altria’s equity investment in ABI at December 31, 2019 and 2018 was $16.1 billion (carrying value of $18.1 billion) and $13.1 billion (carrying value of $17.7 billion), respectively, which was less than its carrying value by 11% and 26%, respectively, at December 31, 2019 and 2018. During 2019, the fair value increased and at September 30, 2019, the fair value of Altria’s equity investment in ABI exceeded its carrying value by 4%. In October 2019, the fair value of Altria’s equity investment in ABI declined below its carrying value. Based on Altria’s evaluation of the duration and magnitude of the fair value decline, Altria’s evaluation of ABI’s financial condition and near-term prospects, and Altria’s intent and ability to hold its investment in ABI until recovery, Altria concluded that the decline in fair value of its investment in ABI below its carrying value is temporary and, therefore, no impairment was recorded.
In the fourth quarter of 2019, Altria recorded a net pre-tax gain of $284 million in earnings from equity investments in Altria’s consolidated statement of earnings (losses), related to the completion in September 2019 of ABI’s initial public offering of a minority stake of its Asia Pacific subsidiary, Budweiser Brewing Company APAC Limited.
At September 30, 2019, ABI had derivative financial instruments used to hedge its share price related to 92.4 million of its share commitments. ABI’s share price in Euros at December 31, 2019 and September 30, 2019 was €72.71 and €87.42, respectively. Consistent with the one-quarter lag for reporting ABI’s results in Altria’s financial results, Altria will record its share of ABI’s fourth quarter 2019 mark-to-market losses associated with these derivative financial instruments in the first quarter of 2020.
At September 30, 2016, Altria had an approximate 27% ownership of SABMiller plc (“SABMiller”), which Altria accounted for under the equity method of accounting. In October 2016, Anheuser-Busch InBev SA/NV completed its business combination with SABMiller, and Altria received cash and shares representing a 9.6% ownership in the combined company. For the years ended December 31, 2018 and 2017, Altria recorded pre-tax losses of $33 million and gains of $445 million, respectively, related to the planned completion of the remaining ABI divestitures in (gain) loss on ABI/SABMiller business combination in Altria’s consolidated statements of earnings (losses).
Investment in JUUL
In December 2018, Altria, through a wholly-owned subsidiary, purchased shares of JUUL’s non-voting Class C-1 Common Stock for an aggregate price of $12.8 billion, which will convert automatically to shares of voting Class C Common Stock upon antitrust clearance (“Share Conversion”), and for no additional payment, a security convertible into additional shares of Class C-1 Common Stock or Class C Common Stock, as applicable, upon settlement or exercise of certain JUUL convertible securities (the “JUUL Transaction”). At December 31, 2019 and 2018, Altria owned 35% of the issued and outstanding capital stock of JUUL.
Altria received a broad preemptive right to purchase JUUL shares, exercisable each quarter upon dilution, to maintain its ownership percentage. Altria is subject to a standstill restriction under which it may not acquire additional JUUL shares above its 35% interest. Furthermore, Altria agreed not to sell or transfer any of its JUUL shares until December 20, 2024.
As part of the JUUL Transaction, Altria and JUUL entered into a services agreement pursuant to which Altria agreed to provide JUUL with certain commercial services, as requested by JUUL, for an initial term of six years. Altria also agreed to grant JUUL a non-exclusive, royalty-free perpetual, irrevocable, sublicensable license to Altria’s non-trademark licensable intellectual property rights in the e-vapor field, subject to the terms and conditions set forth in an intellectual property license agreement between the parties.
Additionally, Altria agreed to non-competition obligations generally requiring that it participate in the e-vapor business only through JUUL as long as Altria is supplying JUUL services, which Altria is committed to doing until at least December 20, 2024.
As previously disclosed, in April 2019 in connection with antitrust review, Altria and JUUL received a request for additional information (commonly referred to as a “second request”) from the U.S. Federal Trade Commission (the “FTC”). In October 2019, Altria and JUUL certified substantial compliance with the second request. Based on the timing agreement among Altria, JUUL and the FTC staff, Share Conversion will not occur before the end of the 70th calendar day following certification of substantial compliance by Altria and JUUL unless the FTC completes its review prior to that day. This agreement has been subject to extensions for the convenience of the parties; however, Altria believes the FTC will complete its review in the first half of 2020.

On January 28, 2020, Altria and JUUL amended certain JUUL Transaction agreements and entered into a new cooperation agreement, which include the following provisions:

▪	Effective January 28, 2020:

▪
Altria will continue to provide regulatory affairs support for JUUL’s pursuit of its pre-market tobacco applications (PMTA) and/or its modified risk tobacco products authorization (MRTP) and will discontinue all other services by the end of the first quarter of 2020;

▪
Altria has the option to be released from its non-compete obligation (i) in the event JUUL is prohibited by federal law from selling e-vapor products in the U.S. for a continuous period of at least 12 months (subject to tolling of this period in certain circumstances) or (ii) if the carrying value of Altria’s investment in JUUL is not more than 10% of its initial carrying value of $12.8 billion;

▪
Altria and JUUL agreed that for a period of one year they will not pursue any litigation against each other in connection with any conduct that occurred prior to the date of such agreement, with statutes of limitation being tolled during the one-year period; and

▪
with respect to certain litigation in which Altria and JUUL are both defendants against third-party plaintiffs, Altria will not pursue any claims against JUUL for indemnification or reimbursement except for any non-contractual claims for contribution or indemnity where a judgment has been entered against Altria and JUUL.

▪	Upon Share Conversion, JUUL will:

▪
restructure JUUL’s current seven-member Board of Directors to a nine-member board to include independent board members. The new structure will include: (i) three independent directors (one of whom will be designated by Altria and two of whom will be designated by JUUL stockholders other than Altria) unanimously certified as independent by a nominating committee, which will include at least one Altria designee, (ii) two directors designated by Altria, (iii) three directors designated by JUUL stockholders other than Altria, and (iv) the JUUL Chief Executive Officer; and

▪
create a Litigation Oversight Committee, which will include two Altria designated directors (one of whom will chair the Litigation Oversight Committee) that will have oversight authority and review of litigation management for matters in which JUUL and Altria are co-defendants and have or reasonably could have a written joint defense agreement in effect between them. Subject to certain limitations, the Litigation Oversight Committee will recommend to JUUL changes to outside counsel and litigation strategy by majority vote, with disagreements by JUUL’s management being resolved by majority vote of JUUL’s Board of Directors.

Also, upon Share Conversion, Altria expects to account for its equity investment in JUUL under the fair value option. Under this option, Altria’s consolidated statement of earnings (losses) will include any cash dividends received from its investment in JUUL as well as any changes in the fair value of the investment, which will be calculated quarterly.
At December 31, 2019, Altria accounted for its investment in JUUL as an investment in an equity security. Since the JUUL shares do not have a readily determinable fair value, Altria has elected to measure its investment in JUUL at its cost minus any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. There have been no upward or downward adjustments to the carrying value of Altria’s investment in JUUL resulting from observable price changes in orderly transactions since the JUUL Transaction through December 31, 2019.
Altria reviews its investment in JUUL for impairment by performing a qualitative assessment of impairment indicators on a quarterly basis in connection with the preparation of its financial statements. If this qualitative assessment indicates that Altria’s investment in JUUL may be impaired, a quantitative assessment is performed. If the quantitative assessment indicates the fair value of the investment is less than its carrying value, the investment is written down to its fair value.
As part of the preparation of its financial statements for the periods ended September 30, 2019 and December 31, 2019, Altria performed its respective qualitative assessments of impairment indicators for its investment in JUUL and determined that indicators of impairment existed.
At September 30, 2019, these indicators included recent significant adverse changes in both the e-vapor regulatory environment and the industry in which JUUL operates. While there was no single determinative event or factor, Altria considered in totality the following indicators of impairment: the increased likelihood of a United States Food and Drug Administration compliance policy prohibiting the sale of certain flavored e-vapor products in the U.S. market without a pre-market authorization; various e-vapor bans put in place by certain states and cities in the U.S. and in certain international markets, coupled with the increased potential for additional bans in the future; and the impact of heightened adverse publicity, including news reports and public health advisories concerning vaping-related lung injuries and deaths.
At December 31, 2019, Altria determined that a significant increase in the number of legal cases pending against JUUL in the fourth quarter of 2019 resulted in an additional indicator of impairment. There were approximately 340 cases (an increase of over 80% since the filing of Altria’s 2019 Third Quarter Form 10-Q at October 31, 2019) outstanding against JUUL at December 31, 2019, including a variety of class action lawsuits and personal injury claims, as well as cases brought by state attorneys general and local governments. Following completion of Altria’s valuation of JUUL as of September 30, 2019, these incremental outstanding legal cases against JUUL, as well as the expectation that the number of legal cases against JUUL will continue to increase, have increased the risk that JUUL will not achieve Altria’s projection of JUUL’s future cash flows. While Altria has not made any assumptions, or drawn any conclusions, regarding the merits or likelihood of success of any of these cases, litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. This uncertainty has increased the risk that JUUL may not be able to obtain financing and/or fund working capital requirements, financial obligations and international expansion plans.
Given the existence of these impairment indicators, Altria performed quantitative valuations of its investment in JUUL as of September 30, 2019 and December 31, 2019 and recorded total pre-tax charges of $8.6 billion for the year ended December 31, 2019, reported as impairment of JUUL equity securities in its consolidated statement of earnings (losses). Of this amount, Altria recorded pre-tax charges of $4.5 billion in the third quarter of 2019 and $4.1 billion in the fourth quarter of 2019. The third-quarter impairment charge was due primarily to lower e-vapor sales volume assumptions in the U.S. and international markets and a delay in achieving operating margin performance, as compared to the assumptions at the time of the JUUL Transaction. The fourth-quarter impairment charge results substantially from increased discount rates applied to future cash flow projections, due to the significant risk created by the increase in number of legal cases pending against JUUL.
Altria used an income approach to estimate the fair value of its investment in JUUL. The income approach reflects the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporates the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows. Future cash flows in the U.S. were based on a range of scenarios that consider various potential regulatory and market outcomes.
In determining the fair value of its investment in JUUL, Altria made various judgments, estimates and assumptions, the most significant of which were sales volume, operating margins, discount rates and perpetual growth rates. Additionally, Altria made significant assumptions regarding the likelihood and extent of various potential regulatory actions and the continued adverse public perception impacting the e-vapor category and specifically JUUL, as well as expectations of the future state of the e-vapor category. All significant inputs used in the valuation are classified in Level 3 of the fair value hierarchy.
As disclosed in Note 9. Short-term Borrowings and Borrowing Arrangements, Altria financed the JUUL Transaction through a senior unsecured term loan agreement (the “Term Loan Agreement”). Costs incurred to effect the investment in JUUL were recognized as expenses in Altria’s consolidated statements of earnings (losses). For the years ended December 31, 2019 and 2018, Altria incurred $8 million and $85 million, respectively, of pre-tax acquisition-related costs, consisting primarily of advisory fees, substantially all of which were recorded in marketing, administration and research costs.

Investment in Cronos
In March 2019, Altria, through a subsidiary, completed its acquisition of:

▪	149.8 million newly issued common shares of Cronos (“Acquired Common Shares”), which represented a 45% economic and voting interest;

▪
anti-dilution protections to purchase Cronos common shares, exercisable each quarter upon dilution, to maintain its ownership percentage. Certain of the anti-dilution protections provide Altria the ability to purchase additional Cronos common shares at a per share exercise price of Canadian dollar (“CAD”) $16.25 upon the occurrence of specified events (“Fixed-price Preemptive Rights”). Based on Altria’s assumptions as of December 31, 2019, Altria estimates the Fixed-price Preemptive Rights will allow Altria to purchase up to an additional approximately 37 million common shares of Cronos; and

▪
a warrant providing Altria the ability to purchase up to an additional 10% of common shares of Cronos (approximately 78 million common shares at December 31, 2019) at a per share exercise price of CAD $19.00, which expires on March 8, 2023.

If exercised in full, the exercise prices for the warrant and Fixed-price Preemptive Rights are approximately CAD $1.5 billion and CAD $0.6 billion (approximately USD $1.1 billion and $0.5 billion, respectively, based on the CAD to USD exchange rate on January 27, 2020).
The total purchase price for the Acquired Common Shares, Fixed-price Preemptive Rights and warrant (collectively, “Investment in Cronos”) was CAD $2.4 billion (U.S. dollar (“USD”) $1.8 billion). Upon full exercise of the Fixed-price Preemptive Rights, to the extent such rights become available, and the warrant, Altria would own a maximum of 55% of the outstanding common shares of Cronos.
In accounting for the acquisition of these assets as of the date of closing, the Fixed-price Preemptive Rights and warrant were recorded at each of their fair values using Black-Scholes option-pricing models, based on the assumptions described in Note 8. Financial Instruments. In addition, a deferred tax liability related to the Fixed-price Preemptive Rights and warrant was recorded. The residual of the purchase price was allocated to the Acquired Common Shares. Accordingly, the CAD $2.4 billion (USD $1.8 billion) purchase price was recorded in USD as follows:

▪	$1.2 billion to the warrant;

▪	$0.5 billion to the Fixed-price Preemptive Rights;

▪	$0.4 billion to the Acquired Common Shares; and

▪	$0.3 billion to a deferred tax liability.
For a discussion of derivatives related to Altria’s investment in Cronos, including Altria’s accounting for changes in the fair value of these derivatives, see Note 8. Financial Instruments.
At December 31, 2019, Altria had a 45% economic and voting interest in Cronos, which Altria accounts for under the equity method of accounting. Altria reports its share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for Altria to record them in the concurrent period.
Altria nominated four directors, including one director who is independent from Altria, who serve on Cronos’s seven-member Board of Directors.
Summary financial data of Cronos is as follows:

For Altria’s Year Ended December 31,
(in millions)	2019 (1)
Net revenues	$21
Gross profit	$10
Net earnings (2)	$1,117

(in millions)	At September 30, 2019 (1)
Current assets	$1,575
Long-term assets	$511
Current liabilities	$457
Long-term liabilities	$7
Noncontrolling interests	$—
(1) Reflecting the one-quarter lag: (i) summary financial data of Cronos’s results for Altria’s year ended December 31, 2019 include Cronos’s results for the period March 8, 2019 through September 30, 2019, and (ii) summary financial data of Cronos’s financial position is disclosed at September 30, 2019.
(2) Substantially all of Cronos’s net earnings related to changes in fair value of Cronos’s derivative financial instruments associated with the issuance of additional shares.
At December 31, 2019, Altria’s carrying amount of its Acquired Common Shares in Cronos exceeded its share of Cronos’s net assets attributable to equity holders of Cronos by approximately $0.2 billion. Substantially all of this difference is comprised of definite-lived intangible assets (consisting of licenses, distribution agreements and developed technology).
The fair value of Altria’s Acquired Common Shares in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and was classified in Level 1 of the fair value hierarchy. The fair value of Altria’s Acquired Common Shares in Cronos at December 31, 2019 was $1.2 billion compared with its carrying value of $1.0 billion.

Note 8. Financial Instruments
Altria enters into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
Altria’s investment in ABI, whose functional currency is the Euro, exposes Altria to foreign currency exchange risk on the carrying value of its investment. To manage this risk, Altria designates certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), and Euro denominated unsecured long-term notes (“foreign currency denominated debt”) as net investment hedges of Altria’s investment in ABI.
At December 31, 2019 and December 31, 2018, Altria had foreign currency contracts with aggregate notional amounts of $2,246 million and $1,226 million, respectively. At December 31, 2019, Altria had foreign currency denominated debt with an aggregate fair value and carrying value of $5,057 million and $4,741 million, respectively. At December 31, 2018, Altria had no foreign currency denominated debt.
Altria’s estimates of the fair values of its foreign currency contracts are determined using valuation models with significant inputs that are readily available in public markets, or can be derived from observable market transactions, and therefore are classified in Level 2 of the fair value hierarchy. An adjustment for credit risk and nonperformance risk is included in the fair values of foreign currency contracts.

Altria’s estimate of the fair value of its debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy. The aggregate fair value of Altria’s total long-term debt at December 31, 2019 and 2018, was $30.7 billion and $12.5 billion, respectively, as compared with its carrying value of $28.0 billion and $13.0 billion, respectively.
Altria’s Fixed-price Preemptive Rights and warrant related to its investment in Cronos, which is further discussed in Note 7. Investments in Equity Securities, are derivative financial instruments, which are required to be recorded at fair value. The fair values of the Fixed-price Preemptive Rights and warrant are estimated using Black-Scholes option-pricing models, adjusted for unobservable inputs, including probability factors and weighting of expected life, volatility levels and risk-free interest rates (which are classified in Level 3 of the fair value hierarchy) based on the following assumptions at:

	December 31, 2019	March 8, 2019	December 31, 2019	March 8, 2019
	Fixed-price Preemptive Rights		Warrant
Expected life (1)	1.67 years	2.32 years	3.18 years	4 years
Expected volatility (2)	81.61%	93.02%	81.61%	93.02%
Risk-free interest rate (3)(4)	1.71%	1.61%	1.69%	1.67%
Expected dividend yield (5)	—%	—%	—%	—%
(1) Based on the weighted-average expected life of the Fixed-price Preemptive Rights (with a range from approximately 0.25 years to 7 years at December 31, 2019 and March 8, 2019) and the March 8, 2023 expiration date of the warrant.
(2) Based on a blend of historical volatility levels of the underlying equity security and peer companies.
(3) Based on the implied yield currently available on Canadian Treasury zero coupon issues weighted for the remaining expected life of the Fixed-price Preemptive Rights.
(4) Based on the implied yield currently available on Canadian Treasury zero coupon issues and the expected life of the warrant.
(5) Based on Cronos’s expected dividend payments.
The following table provides a reconciliation of the beginning and ending balance of the Fixed-price Preemptive Rights and warrant, which are classified in Level 3 of the fair value hierarchy:

(in millions)
Balance at December 31, 2018	$—
Initial investment in Fixed-price Preemptive Rights and warrant	1,736
Exercise of Fixed-price Preemptive Rights	(22)
Pre-tax earnings (losses) recognized in net earnings	(1,411)
Balance at December 31, 2019	$303
Altria elects to record the gross assets and liabilities of derivative financial instruments executed with the same counterparty on its consolidated balance sheets. The fair values of Altria’s derivative financial instruments on a gross basis included on the consolidated balance sheets were as follows:

	Fair Value of Assets			Fair Value of Liabilities
(in millions)	Balance Sheet Classification	December 31, 2019	December 31, 2018	Balance Sheet Classification	December 31, 2019	December 31, 2018
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$46	$37	Other accrued liabilities	$7	$—
Foreign currency contracts	Other assets	—	4	Other liabilities	21	4
Total		$46	$41		$28	$4

Derivatives not designated as hedging instruments:
Cronos warrant	Investments in equity securities	$234	$—
Fixed-price Preemptive Rights	Investments in equity securities	69	—
Total		$303	$—

Total derivatives		$349	$41		$28	$4
Altria records in its consolidated statements of earnings (losses) any changes in the fair values of the Fixed-price Preemptive Rights and warrant as gains or losses on Cronos-related financial instruments in the periods in which the changes occur. For the year ended December 31, 2019, Altria recognized pre-tax unrealized losses of $1,411 million, consisting of $434 million and $977 million, representing the changes in the fair values of the Fixed-price Preemptive Rights and warrant, respectively.

In January and February 2019, Altria entered into derivative financial instruments in the form of forward contracts, which were settled on March 7, 2019, to hedge Altria’s exposure to CAD to USD foreign currency exchange rate movements, in relation to the CAD $2.4 billion purchase price for the Cronos transaction. The aggregate notional amounts of the forward contracts were USD $1.8 billion (CAD $2.4 billion). The forward contracts did not qualify for hedge accounting; therefore, in the first quarter of 2019, pre-tax losses of USD $31 million representing changes in the fair values of the forward contracts were recorded in loss on Cronos-related financial instruments in Altria’s consolidated statement of earnings (losses).
Counterparties to Altria’s foreign currency contracts are domestic and international financial institutions. Altria is exposed to potential losses due to non-performance by these counterparties. Altria manages its credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure Altria has with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements also contain provisions that require Altria to maintain an investment grade credit rating. In the event Altria’s credit rating falls below investment grade, counterparties to Altria’s foreign currency contracts can require Altria to post collateral. No collateral was received or posted related to derivative assets and liabilities at December 31, 2019 and December 31, 2018.
▪Net Investment Hedging: The pre-tax effects of Altria’s net investment hedges on accumulated other comprehensive losses and the consolidated statements of earnings (losses) were as follows:

	Gain (Loss) Recognized in Accumulated Other Comprehensive Losses (1)		Gain (Loss) Recognized in Net Earnings (Losses)(1) (2)
	For the Years Ended December 31,
(in millions)	2019	2018	2019	2018
Foreign currency contracts	$23	$69	$36	$35
Foreign currency denominated debt	35	—	—	—
Total	$58	$69	$36	$35
(1) Net investment hedging activity was not material to Altria for the year ended December 31, 2017.
(2) Related to amounts excluded from effectiveness testing.
The changes in the fair value of the foreign currency contracts and in the carrying value of the foreign currency denominated debt due to changes in the Euro to USD exchange rate were recognized in accumulated other comprehensive losses related to ABI. Gains on the foreign currency contracts arising from components excluded from effectiveness testing were recognized in interest and other debt expense, net in the consolidated statements of earnings (losses) based on an amortization approach.

Note 9. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2019, Altria had no short-term borrowings. At December 31, 2018, Altria had $12.7 billion of short-term borrowings, which was net of approximately $95 million of debt issuance costs, under the term loan agreement discussed below.
In December 2018, Altria entered into a senior unsecured term loan agreement in connection with its investments in JUUL and Cronos (the “Term Loan Agreement”). At December 31, 2018, Altria had aggregate short-term borrowings under the Term Loan Agreement of $12.8 billion at an average interest rate of approximately 3.5%. Borrowings under the Term Loan Agreement were set to mature on December 19, 2019. In February 2019, Altria repaid all of the outstanding $12.8 billion of short-term borrowings under the Term Loan Agreement with net proceeds from the issuance of long-term senior unsecured notes. See Note 10. Long-Term Debt. Upon repayment, the Term Loan Agreement terminated in accordance with its terms. In 2019, Altria recorded approximately $95 million of pre-tax acquisition-related costs for the write-off of the debt issuance costs related to the Term Loan Agreement, which were recorded in interest and other debt expense, net in Altria’s consolidated statement of earnings (losses).
Altria’s estimate of the fair value of its short-term borrowings is derived from discounted future cash flows based on the contractual terms of the Term Loan Agreement and observable interest rates and is classified in Level 2 of the fair value hierarchy. The fair value of Altria’s short-term borrowings at December 31, 2018 approximated its carrying value.
At December 31, 2018, accrued interest on short-term borrowings of $15 million was included in other accrued liabilities on Altria’s consolidated balance sheet.
At December 31, 2019, Altria had a senior unsecured 5-year revolving credit agreement (the “Credit Agreement”). The Credit Agreement, which is used for general corporate purposes, provides for borrowings up to an aggregate principal amount of $3.0 billion. The Credit Agreement expires on August 1, 2023 and includes an option, subject to certain conditions, for Altria to extend the Credit Agreement for two additional one-year periods. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate (“LIBOR”), or a mutually agreed upon benchmark rate, plus a percentage based on the higher of the ratings of Altria’s long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”). The applicable percentage based on Altria’s long-term senior unsecured debt ratings at December 31, 2019 for borrowings under the Credit Agreement was 1.0%. The Credit Agreement does not include any other rating triggers, or any provisions that could require the posting of collateral. At December 31, 2019 and 2018, Altria had no borrowings under the Credit Agreement. The credit line available to Altria at December 31, 2019 under the Credit Agreement was $3.0 billion.
The Credit Agreement includes various covenants, one of which requires Altria to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2019, the ratio of consolidated EBITDA to Consolidated Interest Expense, calculated in accordance with the Credit Agreement, was 8.2 to 1.0. At December 31, 2019, Altria was in compliance with its covenants in the Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in the Credit Agreement, include certain adjustments.
Any commercial paper issued by Altria and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 20. Condensed Consolidating Financial Information.

Note 10. Long-Term Debt
At December 31, 2019 and 2018, Altria’s long-term debt consisted of the following:

(in millions)	2019	2018
USD notes, 2.625% to 10.20%, interest payable semi-annually, due through 2059 (1)	$23,259	$13,000
USD Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 1.000% to 3.125%, interest payable annually, due through 2031(2)	4,741	—
	28,042	13,042
Less current portion of long-term debt	1,000	1,144
	$27,042	$11,898
(1) Weighted-average coupon interest rate of 4.6% at December 31, 2019 and 2018.
(2) Weighted-average coupon interest rate of 2.0% at December 31, 2019.
At December 31, 2019, aggregate maturities of Altria’s long-term debt were as follows:

(in millions)
2020		$1,000
2021		1,500
2022		2,900
2023		1,752
2024		2,400
Thereafter		18,723
		28,275
Less:	debt issuance costs	154
	debt discounts	79
		$28,042
At December 31, 2019 and 2018, accrued interest on long-term debt of $470 million and $207 million, respectively, was included in other accrued liabilities on Altria’s consolidated balance sheets.
▪Altria Senior Notes: In February 2019, Altria issued USD denominated and Euro denominated long-term senior unsecured notes in the aggregate principal amounts of $11.5 billion and €4.25 billion, respectively. Altria immediately converted the proceeds of the Euro denominated notes into USD of $4.8 billion. The net proceeds from the Euro notes and a portion of the net proceeds from the USD notes were used to repay in full the $12.8 billion of short-term borrowings under the Term Loan Agreement, which were incurred to fund Altria’s investment in JUUL. The remaining net proceeds from the USD notes were used to fund Altria’s investment in Cronos in the first quarter of 2019 and for other general corporate purposes. The notes contain the following terms:
USD denominated notes

▪	$1.0 billion at 3.490%, due 2022, interest payable semiannually beginning August 14, 2019;

▪	$1.0 billion at 3.800%, due 2024, interest payable semiannually beginning August 14, 2019;

▪	$1.5 billion at 4.400%, due 2026, interest payable semiannually beginning August 14, 2019;

▪	$3.0 billion at 4.800%, due 2029, interest payable semiannually beginning August 14, 2019;

▪	$2.0 billion at 5.800%, due 2039, interest payable semiannually beginning August 14, 2019;

▪	$2.5 billion at 5.950%, due 2049, interest payable semiannually beginning August 14, 2019; and

▪	$0.5 billion at 6.200%, due 2059, interest payable semiannually beginning August 14, 2019.

Euro denominated notes

▪	€1.25 billion at1.000%, due 2023, interest payable annually beginning February 15, 2020;

▪	€0.75 billion at 1.700%, due 2025, interest payable annually beginning June 15, 2020;

▪	€1.0 billion at 2.200%, due 2027, interest payable annually beginning June 15, 2020; and

▪	€1.25 billion at 3.125%, due 2031, interest payable annually beginning June 15, 2020.
All of Altria’s outstanding notes are senior unsecured obligations and rank equally in right of payment with all of Altria’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
During 2019, Altria repaid in full at maturity notes in the aggregate principal amount of $1,144 million.
Altria designated its Euro denominated notes as a net investment hedge of its investment in ABI. For further discussion, see Note 8. Financial Instruments.
For discussion of the fair value of Altria’s long-term debt, see Note 8. Financial Instruments.
The obligations of Altria under the notes are guaranteed by PM USA as further discussed in Note 20. Condensed Consolidating Financial Information.

Note 11. Capital Stock
At December 31, 2019, Altria had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2016	2,805,961,317	(862,689,093)	1,943,272,224
Stock award activity	—	(408,891)	(408,891)
Repurchases of common stock	—	(41,604,141)	(41,604,141)
Balances, December 31, 2017	2,805,961,317	(904,702,125)	1,901,259,192
Stock award activity	—	676,727	676,727
Repurchases of common stock	—	(27,878,324)	(27,878,324)
Balances, December 31, 2018	2,805,961,317	(931,903,722)	1,874,057,595
Stock award activity	—	427,276	427,276
Repurchases of common stock	—	(16,503,317)	(16,503,317)
Balances, December 31, 2019	2,805,961,317	(947,979,763)	1,857,981,554
At December 31, 2019, Altria had 39,288,323 shares of common stock reserved for stock-based awards under Altria’s stock plans.
At December 31, 2019, 10 million shares of serial preferred stock, $1.00 par value, were authorized; no shares of serial preferred stock have been issued.
▪Dividends: During the third quarter of 2019, Altria’s Board of Directors (the “Board of Directors”) approved a 5% increase in the quarterly dividend rate to $0.84 per share of Altria common stock versus the previous rate of $0.80 per share. The current annualized dividend rate is $3.36 per share. Future dividend payments remain subject to the discretion of the Board of Directors.
▪Share Repurchases: In July 2015, the Board of Directors authorized a $1.0 billion share repurchase program that it expanded to $3.0 billion in October 2016 and to $4.0 billion in July 2017 (as expanded, the “July 2015 share repurchase program”). In January 2018, Altria completed the July 2015 share repurchase program, under which it purchased a total of 58.7 million shares of its common stock at an average price of $68.15 per share.
Following the completion of the July 2015 share repurchase program, the Board of Directors authorized a new $1.0 billion share repurchase program in January 2018 that it expanded to $2.0 billion in May 2018 (as expanded, the “January 2018 share repurchase program”). In June 2019, Altria completed the January 2018 share repurchase program, under which it purchased a total of 34.0 million shares of its common stock at an average price of $58.86 per share.
In July 2019, the Board of Directors authorized a new $1.0 billion share repurchase program (the “July 2019 share repurchase program”). At December 31, 2019, Altria had $500 million remaining in the July 2019 share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board of Directors.

For the years ended December 31, 2019, 2018 and 2017, Altria’s total share repurchase activity was as follows:

	July 2019 Share Repurchase Program	January 2018 Share Repurchase Program		July 2015 Share Repurchase Program		Total
(in millions, except per share data)	2019	2019	2018	2018	2017	2019	2018	2017
Total number of shares repurchased	10.1	6.4	27.6	0.3	41.6	16.5	27.9	41.6
Aggregate cost of shares repurchased	$500	$345	$1,655	$18	$2,917	$845	$1,673	$2,917
Average price per share of shares repurchased	$49.29	$54.36	$59.89	$71.68	$70.10	$51.24	$60.00	$70.10

Note 12. Stock Plans
Under the Altria 2015 Performance Incentive Plan (the “2015 Plan”), Altria may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), deferred stock units and other stock-based awards, as well as cash-based annual and long-term incentive awards to employees of Altria or any of its subsidiaries or affiliates. Any awards granted pursuant to the 2015 Plan may be in the form of performance-based awards, including performance stock units (“PSUs”), which are subject to the achievement or satisfaction of performance goals and performance cycles. Up to 40 million shares of common stock may be issued under the 2015 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”), Altria may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
Shares available to be granted under the 2015 Plan and the Directors Plan at December 31, 2019, were 36,078,232 and 831,560, respectively.
▪Restricted Stock and RSUs: During the vesting period, these shares include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment conditions are not met. Altria estimates the number of awards expected to be forfeited and adjusts this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. Shares of restricted stock and RSUs generally vest three years after the grant date.
The fair value of the shares of restricted stock and RSUs at the date of grant, net of estimated forfeitures, is amortized to expense ratably over the restriction period, which is generally three years. Altria recorded pre-tax compensation expense related to restricted stock and RSUs for the years ended December 31, 2019, 2018 and 2017 of $28 million, $39 million and $49 million, respectively. The deferred tax benefit recorded related to this compensation expense was $7 million, $9 million and $18 million for the years ended December 31, 2019, 2018 and 2017, respectively. The unamortized compensation expense related to RSUs was $50 million at December 31, 2019 and is expected to be recognized over a weighted-average period of approximately two years. Altria has not granted any restricted stock since 2014 and had no restricted stock outstanding at December 31, 2017.
RSU activity was as follows for the year ended December 31, 2019:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2018	2,129,626	$64.94
Granted	719,677	$52.03
Vested	(611,657)	$59.78
Forfeited	(328,004)	$66.52
Balance at December 31, 2019	1,909,642	$61.46
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2019, 2018 and 2017 was $37 million, $60 million and $46 million, respectively, or $52.03, $67.17 and $71.05 per RSU, respectively. The total fair value of restricted stock and RSUs that vested during the years ended December 31, 2019, 2018 and 2017 was $30 million, $65 million and $95 million, respectively.
▪PSUs: Altria granted an aggregate of 181,409, 177,338 and 187,886 of PSUs during 2019, 2018 and 2017, respectively. The payout of PSUs requires the achievement of certain performance measures, which were predetermined at the time of grant, over a three-year performance cycle. These performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and Altria’s total shareholder return relative to a predetermined peer group. PSUs are also subject to forfeiture if certain employment conditions are not met. At December 31, 2019, Altria had 360,685 PSUs outstanding, with a weighted-average grant date fair value of $58.41 per PSU. The fair value of PSUs at the date of grant, net of estimated forfeitures, is amortized to expense over the performance period. Altria recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2019, 2018 and 2017 of $4 million, $7 million and $6 million, respectively. The unamortized compensation expense related to PSUs was $10 million at both December 31, 2019 and 2018.

Note 13. Earnings (Losses) per Share
Basic and diluted earnings (losses) per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2019	2018	2017
Net earnings (losses) attributable to Altria	$(1,293)	$6,963	$10,222
Less: Distributed and undistributed earnings attributable to share-based awards	(7)	(8)	(14)
Earnings (losses) for basic and diluted EPS	$(1,300)	$6,955	$10,208
Weighted-average shares for basic EPS	1,869	1,887	1,921
Plus: contingently issuable PSUs	—	1	—
Weighted-average shares for diluted EPS	1,869	1,888	1,921

Note 14. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria:

(in millions)	Benefit Plans		ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2016	$(2,048)		$—		$(4)	$(2,052)
Other comprehensive earnings (losses) before reclassifications	52		(91)		—	(39)
Deferred income taxes	(21)		32		—	11
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	31		(59)		—	(28)

Amounts reclassified to net earnings (losses)	291		8		—	299
Deferred income taxes	(113)		(3)		—	(116)
Amounts reclassified to net earnings (losses), net of deferred income taxes	178		5		—	183

Other comprehensive earnings (losses), net of deferred income taxes	209		(54)	(1)	—	155
Balances, December 31, 2017	(1,839)		(54)		(4)	(1,897)
Adoption of ASU No. 2018-02 (2)	(397)		(11)		—	(408)

Other comprehensive earnings (losses) before reclassifications	(151)		(323)		(1)	(475)
Deferred income taxes	39		64		—	103
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(112)		(259)		(1)	(372)

Amounts reclassified to net earnings (losses)	241		(64)		—	177
Deferred income taxes	(61)		14		—	(47)
Amounts reclassified to net earnings (losses), net of deferred income taxes	180		(50)		—	130

Other comprehensive earnings (losses), net of deferred income taxes	68		(309)	(1)	(1)	(242)
Balances, December 31, 2018	(2,168)		(374)		(5)	(2,547)
Other comprehensive earnings (losses) before reclassifications	(204)		(367)		26	(545)
Deferred income taxes	51		75		—	126
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(153)		(292)		26	(419)

Amounts reclassified to net earnings (losses)	173		(34)		—	139
Deferred income taxes	(44)		7		—	(37)
Amounts reclassified to net earnings (losses), net of deferred income taxes	129	—	(27)		—	102

Other comprehensive earnings (losses), net of deferred income taxes	(24)		(319)	(1)	26	(317)
Balances, December 31, 2019	$(2,192)		$(693)		$21	$(2,864)
(1) Primarily reflects currency translation adjustments.
(2) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act.

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings (losses):

	For the Years Ended December 31,
(in millions)	2019	2018	2017
Benefit Plans: (1)
Net loss	$200	$276	$325
Prior service cost/credit	(27)	(35)	(34)
	173	241	291
ABI (2)	(34)	(64)	8
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings (losses)	$139	$177	$299
(1) Amounts are included in net defined benefit plan costs. For further details, see Note 17. Benefit Plans.
(2) Amounts are primarily included in earnings from equity investments. For further information, see Note 7. Investments in Equity Securities.

Note 15. Income Taxes
In December 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Reform Act. As a result of the Tax Reform Act, Altria recorded net tax benefits of approximately $3.4 billion in the fourth quarter of 2017 as discussed below. The main provisions of the Tax Reform Act that impacted Altria included: (i) a reduction in the U.S. federal statutory corporate income tax rate from 35% to 21% effective January 1, 2018, and (ii) changes in the treatment of foreign-source income, commonly referred to as a modified territorial tax system.
The transition to a modified territorial tax system required Altria to record a deemed repatriation tax and an associated tax basis benefit in 2017. Substantially all of the deemed repatriation tax was related to Altria’s share of ABI’s accumulated earnings. Dividends received from ABI beginning in 2017, to the extent that such dividends represent previously taxed income attributable to the deemed repatriation tax, result in an associated tax basis expense, which reverses the tax basis benefit recorded in 2017.
Earnings before income taxes and provision (benefit) for income taxes consisted of the following for the years ended December 31, 2019, 2018 and 2017:

(in millions)	2019	2018	2017
Earnings (losses) before income taxes:
United States	$266	$9,441	$9,809
Outside United States	500	(100)	19
Total	$766	$9,341	$9,828
Provision (benefit) for income taxes:
Current:
Federal	$1,686	$1,911	$2,346
State and local	470	519	366
Outside United States	3	1	15
	2,159	2,431	2,727
Deferred:
Federal	(78)	(18)	(3,213)
State and local	(19)	(42)	86
Outside United States	2	3	1
	(95)	(57)	(3,126)
Total provision (benefit) for income taxes	$2,064	$2,374	$(399)
Altria’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2016 and forward, with years 2016 through 2018 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. With the exception of corresponding federal audit adjustments, state statutes of limitations generally remain open for the year 2015 and forward. Certain of Altria’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2019, 2018 and 2017 was as follows:

(in millions)	2019	2018	2017
Balance at beginning of year	$85	$66	$169
Additions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years	32	22	129
Reductions for tax positions due to lapse of statutes of limitations	—	—	(4)
Reductions for tax positions of prior years	(16)	(1)	(208)
Tax settlements	(37)	(2)	(20)
Balance at end of year	$64	$85	$66
Unrecognized tax benefits and Altria’s consolidated liability for tax contingencies at December 31, 2019 and 2018 were as follows:

(in millions)	2019	2018
Unrecognized tax benefits	$64	$85
Accrued interest and penalties	11	13
Tax credits and other indirect benefits	(1)	(1)
Liability for tax contingencies	$74	$97
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2019 was $40 million, along with $24 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2018 was $59 million, along with $26 million affecting deferred taxes.
Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
For the years ended December 31, 2019, 2018 and 2017, Altria recognized in its consolidated statements of earnings (losses) $6 million, $5 million and $(13) million, respectively, of gross interest expense (income) associated with uncertain tax positions.
Altria is subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $28 million.
A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings (losses) before income taxes for the years ended December 31, 2019, 2018 and 2017 is as follows:

	2019		2018		2017
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$161	21.0%	$1,962	21.0%	$3,440	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	356	46.5	377	4.0	345	3.5
Re-measurement of net deferred tax liabilities	—	—	—	—	(3,063)	(31.2)
Tax basis in foreign investments	84	11.0	140	1.5	(763)	(7.8)
Deemed repatriation tax	—	—	14	0.1	413	4.2
Uncertain tax positions	(40)	(5.2)	8	0.1	(89)	(0.9)
Investment in ABI	(210)	(27.4)	(104)	(1.1)	(580)	(5.9)
Investment in JUUL	1,808	236.0	15	0.2	—	—
Investment in Cronos	(66)	(8.6)	—	—	—	—
Domestic manufacturing deduction	—	—	—	—	(181)	(1.8)
Other (1)	(29)	(3.8)	(38)	(0.4)	79	0.8
Effective tax rate	$2,064	269.5%	$2,374	25.4%	$(399)	(4.1)%
(1) Other in 2019 is primarily deferred profit sharing dividends tax benefit of $21 million and miscellaneous immaterial items.
The tax provision in 2019 included tax expense of $2,024 million for a valuation allowance on a deferred tax asset related to Altria’s impairment of its investment in JUUL equity securities, tax expense of $84 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017 and tax expense of $38 million for a valuation allowance against foreign tax credits not realizable. These amounts were partially offset by a tax benefit of $105 million for amended tax returns and audit adjustments relating to a prior year, a tax benefit of $100 million for accruals no longer required and a net tax benefit of $79 million related to Altria’s equity investment in Cronos, including a valuation allowance release on a deferred tax asset.
The tax provision in 2018 included tax expense of $188 million related to the Tax Reform Act as follows: (i) tax expense of $140 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017; (ii) tax expense of $34 million for a valuation allowance on foreign tax credit carryforwards that are not realizable as a result of updates to the provisional estimates recorded in 2017; and (iii) tax expense of $14 million for an adjustment to the provisional estimates for the repatriation tax recorded in 2017.
Substantially all of the 2018 amounts related to the tax basis adjustment, valuation allowance on foreign tax credits and repatriation tax relate to Altria’s share of ABI’s accumulated earnings and associated taxes. The adjustments recorded in 2018 to the provisional estimates recorded in 2017 were based on (i) additional guidance related to, or interpretation of, the Tax Reform Act and associated tax laws and (ii) additional information received from ABI, including information regarding ABI’s accumulated earnings and associated taxes for the 2016 and 2017 tax years. The accounting for the repatriation tax is complete; therefore, no further adjustments to the provisional estimates are required.
The tax benefit in 2017 included net tax benefits of $3,367 million related to the Tax Reform Act recorded in the fourth quarter of 2017 as follows: (i) a tax benefit of $3,017 million to re-measure Altria and its consolidated subsidiaries’ net deferred tax liabilities based on the new U.S. federal statutory rate and (ii) a net tax benefit of $763 million for a tax basis adjustment associated with the deemed repatriation tax, partially offset by tax expense of $413 million for the deemed repatriation tax.
The 2017 amounts related to the tax basis adjustment and the deemed repatriation tax were based on provisional estimates, substantially all of which were related to Altria’s share of ABI’s accumulated earnings and associated taxes.
The tax benefit in 2017 also included tax benefits of $232 million for the release of a valuation allowance in the third quarter of 2017 related to deferred income tax assets for foreign tax credit carryforwards, which is included in investment in ABI in the table above; and tax benefits of $152 million related primarily to the effective settlement in the second quarter of 2017 of the IRS audit of Altria and its consolidated subsidiaries’ 2010-2013 tax years, partially offset by tax expense of $114 million in the third quarter of 2017 for tax reserves related to the calculation of certain foreign tax credits.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2019 and 2018:

(in millions)	2019	2018
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$491	$500
Settlement charges	833	864
Accrued pension costs	131	155
Investment in JUUL	2,047	—
Investment in Cronos	197	—
Net operating losses and tax credit carryforwards	92	57
Total deferred income tax assets	3,791	1,576
Deferred income tax liabilities:
Property, plant and equipment	(255)	(251)
Intangible assets	(2,758)	(2,689)
Investment in ABI	(3,115)	(3,038)
Finance assets, net	(204)	(313)
Other	(158)	(115)
Total deferred income tax liabilities	(6,490)	(6,406)
Valuation allowances	(2,324)	(71)
Net deferred income tax liabilities	$(5,023)	$(4,901)
At December 31, 2019, Altria had estimated gross state tax net operating losses of $655 million that, if unused, will expire in 2020 through 2038.

A reconciliation of the beginning and ending valuation allowances for the years ended December 31, 2019, 2018 and 2017 was as follows:

(in millions)	2019	2018	2017
Balance at beginning of year	$71	$—	$240
Additions to valuation allowance related to Altria’s initial investment in Cronos	352	—	—
Additions to valuation allowance charged to income tax expense	2,063	71	—
Reductions to valuation allowance credited to income tax benefit	(159)	—	(240)
Foreign currency translation	(3)	—	—
Balance at end of year	$2,324	$71	$—
The 2019 valuation allowance was primarily attributable to the deferred tax asset recorded in connection with the impairment of Altria’s investment in JUUL equity securities. Altria determined, based on the weight of available evidence, that it is more-likely-than-not that the deferred tax asset related to the impairment of its investment in JUUL equity securities will not be realized; therefore, Altria recorded a full valuation allowance of $2,024 million against this deferred tax asset. In reaching this determination, Altria considered all available positive and negative evidence, including the character of the loss, carryback and carryforward considerations, future reversals of temporary differences and available tax planning strategies. For a discussion regarding the impairment of Altria’s investment in JUUL equity securities, see Note 7. Investments in Equity Securities.
The 2018 valuation allowance was primarily related to foreign tax credit and state net operating loss carryforwards that more-likely-than-not will not be realized.

Note 16. Segment Reporting
The products of Altria’s subsidiaries include smokeable tobacco products, consisting of combustible cigarettes manufactured and sold by PM USA and Nat Sherman, machine-made large cigars and pipe tobacco manufactured and sold by Middleton and premium cigars sold by Nat Sherman; smokeless tobacco products, consisting of moist smokeless tobacco and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria’s reportable segments of smokeable products, smokeless products and wine. The financial services and the innovative tobacco products businesses are included in all other.
Altria’s chief operating decision maker (the “CODM”) reviews operating companies income to evaluate the performance of, and allocate resources to, the segments. Operating companies income for the segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, net periodic benefit income/cost, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the CODM. Information about total assets by segment is not disclosed because such information is not reported to or used by the CODM. Substantially all of Altria’s long-lived assets are located in the United States. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2019	2018	2017
Net revenues:
Smokeable products	$21,996	$22,297	$22,636
Smokeless products	2,367	2,262	2,155
Wine	689	691	698
All other	58	114	87
Net revenues	$25,110	$25,364	$25,576
Earnings (losses) before income taxes:
Operating companies income (loss):
Smokeable products	$9,009	$8,408	$8,426
Smokeless products	1,580	1,431	1,306
Wine	(3)	50	146
All other	(16)	(421)	(51)
Amortization of intangibles	(44)	(38)	(21)
General corporate expenses	(199)	(315)	(213)
Corporate asset impairment and exit costs	(1)	—	—
Operating income	10,326	9,115	9,593
Interest and other debt expense, net	(1,280)	(665)	(705)
Net periodic benefit income (cost), excluding service cost	37	34	(37)
Earnings from equity investments	1,725	890	532
Impairment of JUUL equity securities	(8,600)	—	—
Loss on Cronos-related financial instruments	(1,442)	—	—
Gain (loss) on ABI/SABMiller business combination	—	(33)	445
Earnings (losses) before income taxes	$766	$9,341	$9,828
The smokeable products segment included net revenues of $21,158 million, $21,506 million and $21,900 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to cigarettes and net revenues of $838 million, $791 million and $736 million for the years ended December 31, 2019, 2018 and 2017, respectively, related to cigars.
Substantially all of Altria’s net revenues are from sales generated in the United States for the years ended December 31, 2019, 2018 and 2017. PM USA, USSTC, Helix, Middleton and Nat Sherman’s largest customer, McLane Company, Inc., accounted for approximately 25%, 27% and 26% of Altria’s consolidated net revenues for the years ended December 31, 2019, 2018 and 2017, respectively. In addition, Core-Mark Holding Company, Inc. accounted for approximately 15%, 14% and 14% of Altria’s consolidated net revenues for the years ended December 31, 2019, 2018 and 2017, respectively. Substantially all of these net revenues were reported in the smokeable products and smokeless products segments. Sales to two distributors accounted for approximately 67% and 64% of net revenues for the wine segment for the years ended December 31, 2019 and 2018, respectively. Sales to three distributors accounted for approximately 67% of net revenues for the wine segment for the year ended December 31, 2017.

Details of Altria’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2019	2018	2017
Depreciation expense:
Smokeable products	$88	$90	$93
Smokeless products	27	28	29
Wine	41	40	40
General corporate and other	26	31	26
Total depreciation expense	$182	$189	$188
Capital expenditures:
Smokeable products	$61	$81	$39
Smokeless products	44	73	61
Wine	63	40	53
General corporate and other	78	44	46
Total capital expenditures	$246	$238	$199
The comparability of operating companies income for the reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the years ended December 31, 2018 and 2017, pre-tax (income) expense for NPM adjustment items was recorded in Altria’s consolidated statements of earnings (losses) as follows:

(in millions)	2018	2017
Smokeable products segment	$(145)	$(5)
Interest and other debt expense, net	—	9
Total	$(145)	$4
NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation - NPM Adjustment Disputes in Note 19. Contingencies). The amounts shown in the table above for the smokeable products segment were recorded by PM USA as reductions to cost of sales, which increased operating companies income in the smokeable products segment.
▪Tobacco and Health Litigation Items: For the years ended December 31, 2019, 2018 and 2017, pre-tax charges related to certain tobacco and health litigation items were recorded in Altria’s consolidated statements of earnings (losses) as follows:

(in millions)	2019	2018	2017
Smokeable products segment	$72	$103	$72
Smokeless products segment	—	10	—
Interest and other debt expense, net	5	18	8
Total	$77	$131	$80
The amounts shown in the table above for the smokeable and smokeless products segments were recorded in marketing, administration and research costs. For further discussion, see Note 19. Contingencies.
▪Smokeless Products Recall: During 2017, USSTC voluntarily recalled certain smokeless tobacco products manufactured at its Franklin Park, Illinois facility due to a product tampering incident (the “Recall”). USSTC estimated that the Recall reduced smokeless products segment operating companies income by approximately $60 million in 2017.
▪Asset Impairment, Exit and Implementation Costs: See Note 5. Asset Impairment, Exit and Implementation Costs for a breakdown of these costs by segment.

Note 17. Benefit Plans
Subsidiaries of Altria sponsor noncontributory defined benefit pension plans covering certain employees of Altria and its subsidiaries. Employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST’s subsidiaries and

Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria and its subsidiaries also provide postretirement health care and other benefits to certain retired employees.
The plan assets and benefit obligations of Altria’s pension plans and postretirement plans are measured at December 31 of each year.
The discount rates for Altria’s plans were based on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.
On December 31, 2019, Altria adopted ASU No. 2018-14, which amends certain defined benefit plan disclosures. Altria elected early adoption of this update, which is permitted for all entities and applied on a retrospective basis to all periods presented. The adoption of ASU No. 2018-14 had no impact on the amount of defined benefit plan assets, obligations or expenses recognized by Altria’s businesses.
▪Obligations and Funded Status: The benefit obligations, plan assets and funded status of Altria’s pension and postretirement plans at December 31, 2019 and 2018 were as follows:

	Pension		Postretirement
(in millions)	2019	2018	2019	2018
Change in benefit obligation:
Benefit obligation at beginning of year	$7,726	$8,510	$2,040	$2,335
Service cost	70	81	16	18
Interest cost	306	276	76	70
Benefits paid	(493)	(488)	(126)	(130)
Actuarial (gains) losses	1,025	(660)	78	(298)
Settlement and curtailment	25	(18)	7	—
Other	—	25	—	45
Benefit obligation at end of year	8,659	7,726	2,091	2,040
Change in plan assets:
Fair value of plan assets at beginning of year	7,138	8,015	211	270
Actual return on plan assets	1,466	(430)	45	(14)
Employer contributions	56	41	—	—
Benefits paid	(493)	(488)	(43)	(45)
Fair value of plan assets at end of year	8,167	7,138	213	211
Funded status at December 31	$(492)	$(588)	$(1,878)	$(1,829)
Amounts recognized on Altria’s consolidated balance sheets were as follows:
Other accrued liabilities	$(26)	$(44)	$(81)	$(80)
Accrued pension costs	(473)	(544)	—	—
Other assets	7	—	—	—
Accrued postretirement health care costs	—	—	(1,797)	(1,749)
	$(492)	$(588)	$(1,878)	$(1,829)
The table above presents the projected benefit obligation for Altria’s pension plans. The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $8.4 billion and $7.4 billion at December 31, 2019 and 2018, respectively.
Actuarial (gains) losses for the years ended December 31, 2019 and 2018 for the pension and postretirement plans were due primarily to changes in the discount rate assumptions.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2019, the accumulated benefit obligation and fair value of plan assets were $357 million and $134 million, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2018, the accumulated benefit obligation and fair value of plan assets were $7,239 million and $7,012 million, respectively.
For pension plans with projected benefit obligations in excess of plan assets at December 31, 2019, the projected benefit obligation and fair value of plan assets were $8,522 million and $8,023 million, respectively. At December 31, 2018, the projected benefit obligations were in excess of plan assets for all pension plans.
At December 31, 2019 and 2018, the accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.
The Patient Protection and Affordable Care Act (“PPACA”), as amended by the Health Care and Education Reconciliation Act of 2010, mandated health care reforms, including the imposition of an excise tax on high cost health care plans. The excise tax provision was repealed on December 20, 2019; therefore, the additional accumulated postretirement liability resulting from the PPACA, which was not material to Altria, has been excluded from Altria’s accumulated postretirement benefit obligation at December 31, 2019.
The following assumptions were used to determine Altria’s pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2019	2018	2019	2018
Discount rate	3.4%	4.4%	3.4%	4.4%
Rate of compensation increase	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2025	2025
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31, 2019, 2018 and 2017:

	Pension			Postretirement
(in millions)	2019	2018	2017	2019	2018	2017
Service cost	$70	$81	$75	$16	$18	$16
Interest cost	306	276	288	76	70	76
Expected return on plan assets	(576)	(585)	(601)	(15)	(19)	—
Amortization:
Net loss	159	225	197	5	21	25
Prior service cost (credit)	6	4	4	(30)	(42)	(38)
Settlement and curtailment	27	16	86	5	—	—
Net periodic benefit cost (income)	$(8)	$17	$49	$57	$48	$79
Settlement and curtailment shown in the table above primarily relate to the settlement charge discussed below, and the cost reduction program discussed in Note 5. Asset Impairment, Exit and Implementation Costs.
In the third quarter of 2017, Altria made a voluntary, limited-time offer to former employees with vested benefits in the Altria Retirement Plan who had not commenced receiving benefit payments and who met certain other conditions. Eligible participants were offered the opportunity to make a one-time election to receive their pension benefit as a single lump sum payment or as a monthly annuity. Distributions to former employees who elected to receive lump sum payments totaled approximately $277 million, substantially all of which were made in December 2017 from the Altria Retirement Plan’s assets. Payments began on January 1, 2018 to former employees who elected a monthly annuity. As a result of the lump sum distributions, Altria recorded a one-time settlement charge of $81 million in 2017.
The amounts included in settlement and curtailment in the table above were comprised of the following changes:

	Pension			Postretirement
(in millions)	2019	2018	2017	2019
Benefit obligation	$6	$—	$—	$10
Other comprehensive earnings/losses:
Net loss	20	13	86	—
Prior service cost (credit)	1	3	—	(5)
	$27	$16	$86	$5
The following assumptions were used to determine Altria’s net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2019	2018	2017	2019	2018	2017
Discount rates:
Service cost	4.6%	3.8%	4.3%	4.5%	3.8%	4.3%
Interest cost	4.0	3.3	3.5	4.0	3.3	3.5
Expected rate of return on plan assets	7.8	7.8	8.0	7.8	7.8	—
Rate of compensation increase	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	7.0	7.0

▪Defined Contribution Plans: Altria sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $78 million, $85 million and $83 million in 2019, 2018 and 2017, respectively.
▪Pension and Postretirement Plan Assets: Altria’s investment strategy for its pension and postretirement plan assets is based on an expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of the benefit obligation. Altria believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities. In the fourth quarter of 2019, Altria changed its target asset allocation for the majority of its pension plan assets from an equity/fixed income mix of 55%/45% to a 30%/70% mix. The objective of this change is to reduce the overall exposure to equity volatility and more closely align the values of plan assets with the liabilities. The equity/fixed income target allocation for postretirement plan assets remains at 55%/45%.
The actual composition of Altria’s plan assets at December 31, 2019 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	35%	56%
Corporate bonds	52%	34%
U.S. Treasury and foreign government securities	13%	10%
Altria’s pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
Altria’s investment objective for its pension and postretirement plan assets is accomplished by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror Altria’s pension obligation benchmark, the Bloomberg Barclays Capital U.S. Long Credit Index, as well as U.S. and international equity index strategies that are intended to mirror indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria’s pension plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets. For pension plan assets, the allocation to below investment grade securities represented 8% of the fixed income holdings or 5% of the total plan assets at December 31, 2019. The allocation to emerging markets represented 1% of equity holdings or less than 1% of total plan assets at December 31, 2019. For postretirement plan assets, the allocation to below investment grade securities represented 8% of the fixed income holdings or 4% of the total plan assets at December 31, 2019. There were no postretirement plan assets invested in emerging markets at December 31, 2019.
Altria’s risk management practices for its pension and postretirement plans include ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria’s expected rate of return on pension and postretirement plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. As a result of the pension plan asset re-allocation described above, Altria has reduced its expected rate of return assumption from 7.8% in 2019 to 6.6% in 2020 for determining its pension net periodic benefit cost. For determining its postretirement net periodic benefit cost, Altria has reduced the expected rate of return assumption from 7.8% in 2019 to 7.7% in 2020.

The fair values of the pension plan assets by asset category at December 31, 2019 and 2018 were as follows:

	2019			2018
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$811	$811	$—	$868	$868
U.S. municipal bonds	—	57	57	—	73	73
Foreign government and agencies	—	98	98	—	115	115
Corporate debt instruments:
Above investment grade	—	3,523	3,523	—	1,726	1,726
Below investment grade and no rating	—	521	521	—	478	478
Common stock:
International equities	296	—	296	237	—	237
U.S. equities	1,263	—	1,263	1,082	—	1,082
Other, net	(4)	479	475	36	339	375
	$1,555	$5,489	$7,044	$1,355	$3,599	$4,954
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$825			$1,722
U.S. small cap			386			328
International developed markets			106			86
Total investments measured at NAV			$1,317			$2,136

Other			(194)			48
Fair value of plan assets, net			$8,167			$7,138
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2019 and 2018.
The fair value of the postretirement plan assets at December 31, 2019 and 2018 were as follows:

	2019			2018
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$11	$11	$—	$13	$13
Foreign government and agencies	—	5	5	—	3	3
Corporate debt instruments:
Above investment grade	—	63	63	—	71	71
Below investment grade and no rating	—	9	9	—	8	8
Other, net	—	7	7	2	2	4
	$—	$95	$95	$2	$97	$99
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$97			$77
International developed markets			24			26
Total investments measured at NAV			$121			$103

Other			(3)			9
Fair value of plan assets, net			$213			$211
There were no Level 3 postretirement plan holdings or transactions during 2019 and 2018.

For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.

▪
U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.

▪
Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.

Cash Flows: Altria makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria anticipates making employer contributions to its pension plans of up to approximately $30 million in 2020 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension plan assets, or changes in interest rates. Currently, Altria anticipates making employer contributions to its postretirement plans of up to approximately $60 million in 2020. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on postretirement plan assets.

Estimated future benefit payments at December 31, 2019 were as follows:

(in millions)	Pension	Postretirement
2020	$472	$126
2021	477	124
2022	479	121
2023	483	117
2024	481	115
2025-2029	2,430	555
Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2019 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,565)	$(389)	$(45)	$(2,999)
Prior service (cost) credit	(27)	72	(5)	40
Deferred income taxes	670	86	11	767
Amounts recorded in accumulated other comprehensive losses	$(1,922)	$(231)	$(39)	$(2,192)
The amounts recorded in accumulated other comprehensive losses at December 31, 2018 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,591)	$(327)	$(78)	$(2,996)
Prior service (cost) credit	(34)	108	(6)	68
Deferred income taxes	679	61	20	760
Amounts recorded in accumulated other comprehensive losses	$(1,946)	$(158)	$(64)	$(2,168)

The movements in other comprehensive earnings/losses during the year ended December 31, 2019 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$159	$5	$20	$184
Prior service cost/credit	6	(30)	1	(23)
Other expense (income):
Net loss	20	—	(4)	16
Prior service cost/credit	1	(5)	—	(4)
Deferred income taxes	(47)	7	(4)	(44)
	$139	$(23)	$13	$129
Other movements during the year:
Net loss	$(153)	$(67)	$17	$(203)
Prior service cost/credit	—	(1)	—	(1)
Deferred income taxes	38	18	(5)	51
	$(115)	$(50)	$12	$(153)
Total movements in other comprehensive earnings/losses	$24	$(73)	$25	$(24)

The movements in other comprehensive earnings/losses during the year ended December 31, 2018 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$225	$21	$17	$263
Prior service cost/credit	4	(42)	—	(38)
Other expense (income):
Net loss	13	—	—	13
Prior service cost/credit	3	—	—	3
Deferred income taxes	(61)	4	(4)	(61)
	$184	$(17)	$13	$180
Other movements during the year:
Adoption of ASU 2018-02 (1)	$(330)	$(55)	$(12)	$(397)
Net loss	(336)	264	(2)	(74)
Prior service cost/credit	(26)	(45)	(6)	(77)
Deferred income taxes	91	(54)	2	39
	$(601)	$110	$(18)	$(509)
Total movements in other comprehensive earnings/losses	$(417)	$93	$(5)	$(329)
(1) Reflects the reclassification of the stranded income tax effects of the Tax Reform Act.

The movements in other comprehensive earnings/losses during the year ended December 31, 2017 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$197	$25	$17	$239
Prior service cost/credit	4	(38)	—	(34)
Other expense (income):
Net loss	86	—	—	86
Deferred income taxes	(113)	6	(6)	(113)
	$174	$(7)	$11	$178
Other movements during the year:
Net loss	$81	$(56)	$(11)	$14
Prior service cost/credit	—	38	—	38
Deferred income taxes	(32)	7	4	(21)
	$49	$(11)	$(7)	$31
Total movements in other comprehensive earnings/losses	$223	$(18)	$4	$209

Note 18. Additional Information

	For the Years Ended December 31,
(in millions)	2019	2018	2017
Research and development expense	$168	$252	$241
Advertising expense	$33	$37	$29
Interest and other debt expense, net:
Interest expense	$1,322	$697	$736
Interest income	(42)	(32)	(31)
	$1,280	$665	$705
The activity in the allowance for discounts and allowance for returned goods for the years ended December 31, 2019, 2018 and 2017 was as follows:

(in millions)	2019		2018		2017
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$32	$—	$40	$—	$49
Charged to costs and expenses	604	127	620	97	626	130
Deductions (1)	(604)	(127)	(620)	(105)	(626)	(139)
Balance at end of year	$—	$32	$—	$32	$—	$40
(1) Represents the recording of discounts and returns for which allowances were created.
The activity in the allowance for losses on finance assets for the years ended December 31, 2019, 2018 and 2017 was as follows:

(in millions)	2019	2018	2017
Balance at beginning of year	$19	$23	$32
Decrease to allowance	—	(4)	(9)
Balance at end of year	$19	$19	$23

Note 19. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various U.S. and foreign jurisdictions against Altria and its subsidiaries, including PM USA and USSTC, as well as their respective indemnitees and Altria’s investees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors, shareholders or distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Altria or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, Altria or its subsidiaries may also be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, may also seek to repeal or alter bond cap statutes through legislation. Although Altria cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 19. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
Altria and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria to do so.
Overview of Altria and/or PM USA Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), fraud, failure to warn, design defect, negligence and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the U.S. against PM USA and, in some instances, Altria as of December 31, 2019, 2018 and 2017:

	2019	2018	2017
Individual Smoking and Health Cases (1)	104	100	92
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases(3)	101	—	—
Other Tobacco-Related Cases(4)	4	4	7
(1) Includes 21 cases filed in Massachusetts and 43 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Class Action). Also does not include 1,472 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages. In March 2018, 923 of these cases were voluntarily dismissed without prejudice.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) Includes 22 class action lawsuits, 76 individual lawsuits, two state or local government lawsuits and one lawsuit filed by a school district relating to JUUL e-vapor products. JUUL is an additional named defendant in each of these lawsuits.
(4) For 2019, includes two inactive smoking and health cases alleging personal injury or seeking court-supervised programs or ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including one case in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.
International Tobacco-Related Cases: As of January 27, 2020, PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant. PM USA and Altria are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and Philip Morris International Inc. (“PMI”) that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 27, 2020, four Engle progeny cases are set for trial through March 31, 2020. In addition, there is one individual smoking and health case against PM USA set for trial during this period. Cases against other companies in the tobacco industry may also be scheduled for trial during this period. Trial dates are subject to change.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 68 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 44 of the 68 cases. These 44 cases were tried in Alaska (1), California (7), Connecticut (1), Florida (10), Louisiana (1), Massachusetts (4), Mississippi (1), Missouri (4), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2).
Of the 24 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 20 have reached final resolution, and one case (Gentile) that was initially returned in favor of plaintiff was reversed post-trial and remains pending.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 27, 2020.
Judgments Paid and Provisions for Tobacco and Health Litigation Items (Including Engle Progeny Litigation): After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $724 million and interest totaling approximately $214 million as of December 31, 2019. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $312 million and related interest totaling approximately $52 million.

The changes in Altria’s accrued liability for tobacco and health litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2019		2018	2017
Accrued liability for tobacco and health litigation items at beginning of year (1)	$112		$106	$47
Pre-tax charges for:
Tobacco and health litigation	72	(1)(2)	113	72
Related interest costs	5		18	8
Payments (1)	(175)	(3)	(125)	(21)
Accrued liability for tobacco and health litigation items at end of period (1)	$14		$112	$106
(1) Includes amounts related to the costs of implementing the corrective communications remedy related to the Federal Government’s Lawsuit discussed below.
(2) Includes approximately $22 million related to pre-trial resolution of approximately 300 tobacco and health cases.
(3) Includes approximately $20 million in payments related to above-mentioned pre-trial resolution of approximately 300 tobacco and health cases (the remaining approximately $2 million was accrued but not paid in 2019).
The accrued liability for tobacco and health litigation items, including related interest costs, was included in accrued liabilities on Altria’s consolidated balance sheets. Pre-tax charges for tobacco and health litigation were included in marketing, administration and research costs on Altria’s consolidated statements of earnings (losses). Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria’s consolidated statements of earnings (losses).
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2019, PM USA has posted appeal bonds totaling approximately $43 million, which have been collateralized with restricted cash that are included in assets on the consolidated balance sheet.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2019 in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Greene: In September 2019, a jury in a Massachusetts state court returned a verdict against PM USA, awarding plaintiffs approximately $10 million in compensatory damages. An additional claim by plaintiffs remains pending.
Laramie: In August 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiff, awarding $11 million in compensatory damages and $10 million in punitive damages. PM USA and plaintiff appealed.
Capone: In December 2018, a jury in a Florida state court returned a verdict in favor of plaintiff, awarding $225,000 in compensatory damages. In the first quarter of 2019, PM USA recorded a provision on its consolidated balance sheet of approximately $325,000 for the judgment and related costs and paid this amount in April 2019, concluding this litigation.
Gentile: In October 2017, a jury in a Florida state court returned a verdict in favor of plaintiff, awarding approximately $7.1 million in compensatory damages and allocating 75% of the fault to PM USA (an amount of approximately $5.3 million). PM USA appealed. In September 2019, the Florida Fourth District Court of Appeal reversed the judgment entered by the trial court, granted PM USA judgment on certain claims and remanded for a new trial on the remaining claims. Plaintiff has petitioned the Florida Supreme Court for further review.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.

In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
In August 2006, PM USA and plaintiffs sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In February 2008, the trial court decertified the class.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 27, 2020, approximately 1,700 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 2,100 state court plaintiffs.  Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. While the Federal Engle Agreement (discussed below) resolved nearly all Engle progeny cases pending in federal court, as of January 27, 2020, four cases were pending against PM USA in federal court representing the cases excluded from that agreement.
Agreement to Resolve Federal Engle Progeny Cases: In 2015, PM USA, R.J. Reynolds Tobacco Company (“R.J. Reynolds”) and Lorillard Tobacco Company (“Lorillard”) resolved approximately 415 pending federal Engle progeny cases (the “Federal Engle Agreement”). Federal cases that were in trial and those that previously reached final verdict were not included in the Federal Engle Agreement.
Engle Progeny Trial Results: As of January 27, 2020, 134 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Seventy-seven verdicts were returned in favor of plaintiffs and six verdicts (Skolnick, Calloway, McCoy, Duignan, Oshinsky-Blacker and Freeman) that were initially returned in favor of plaintiffs were reversed post-trial or on appeal and remain pending.
Forty-seven verdicts were returned in favor of PM USA, of which 42 were state cases. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 27, 2020. Four verdicts (Pearson, D. Cohen, Collar and Chacon) that were returned in favor of PM USA were subsequently reversed for new trials. Juries in two cases (Reider and Banks) returned zero damages verdicts in favor of PM USA. Juries in two other cases (Weingart and Hancock) returned verdicts against PM USA awarding no damages, but the trial court in each case decided to award plaintiffs damages. One case, Pollari, resulted in a verdict in favor of PM USA following a retrial of an initial verdict returned in favor of plaintiff. Appeals by plaintiff and defendants are pending. Two cases, Gloger and Rintoul (Caprio), resulted in verdicts in favor of plaintiffs following retrial of initial verdicts returned in favor of plaintiffs. Post-trial motions or appeals are pending.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists such cases that are pending as of January 27, 2020 where PM USA has recorded a provision in its consolidated financial statements because we have determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated; the second chart lists other such cases that are pending as of January 27, 2020 but where we have determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated; and the third chart lists other such cases that have concluded within the previous 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.

Currently Pending Engle Cases with Accrued Liabilities (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (All Defendants)	Punitive Damages (PM USA)	Appeal Status	Accrual (1)
Berger (Cote)	September 2014	PM USA	Federal Court - Middle District of Florida	$6 million	$21 million
The Eleventh Circuit Court of Appeals reinstated the punitive and compensatory damages awards and remanded the case to the district court. PM USA’s challenge to the punitive damages award was denied by the district court. PM USA’s appeal to the Eleventh Circuit Court of Appeals is pending.
$6 million accrual in the fourth quarter of 2018
(1) Accrual amounts include interest and associated costs, if applicable. For cases with multiple defendants, if any, accrual amounts reflect the portion of compensatory damages PM USA believes it will have to pay if the case is ultimately decided in plaintiff’s favor after taking into account any portion potentially payable by the other defendant(s).
Other Currently Pending Engle Cases with Verdicts Against PM USA (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
Cuddihee	January 2020	PM USA	Duval	$3 million	$0	Trial court entered final judgment. Defendant to file one or more post-trial motions.
Rintoul (Caprio)	November 2019	PM USA and R.J. Reynolds	Broward	$9 million ($5 million PM USA)	$74 million	Defendants’ post-trial motions pending.
Gloger	November 2019	PM USA and R.J. Reynolds	Miami-Dade	$15 million ($5 million PM USA)	$11 million	Appeal by defendants to Third District Court of Appeal pending.
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	<$1 million	New trial ordered on punitive damages.
Neff	March 2019	PM USA and R.J. Reynolds	Broward	$4 million	$2 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Frogel	March 2019	PM USA	Palm Beach	<$1 million (<$1 million PM USA)	$0	Appeals by plaintiff and defendant to Fourth District Court of Appeal pending.
Mahfuz	February 2019	PM USA and R.J. Reynolds	Broward	$12 million	$10 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Holliman	February 2019	PM USA	Miami-Dade	$3 million	$0	Defendant’s appeal to Third District Court of Appeal pending.
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Appeals by defendant and plaintiff to Third District Court of Appeal pending.
Kaplan	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$2 million	Appeals by defendants and plaintiff to Fourth District Court of Appeal pending.
Landi	June 2018	PM USA and R.J. Reynolds	Broward	$8 million	$5 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Theis	May 2018	PM USA and R.J. Reynolds	Sarasota	$7 million	$10 million	Second District Court of Appeal affirmed judgment. Defendants’ post-appeal motion pending.
Freeman	March 2018	PM USA	Alachua	$4 million	$0	First District Court of Appeal reversed judgment against PM USA. Plaintiff petitioned Florida Supreme Court for review. This case is currently stayed.
R. Douglas	November 2017	PM USA	Duval	<$1 million	$0	Awaiting entry of final judgment by the trial court.
Sommers	April 2017	PM USA	Miami-Dade	$1 million	$0	Third District Court of Appeal affirmed compensatory damages award and granted new trial on punitive damages. Defendant petitioned Florida Supreme Court for review.

Other Currently Pending Engle Cases with Verdicts Against PM USA (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
Santoro	March 2017	PM USA, R.J. Reynolds and Liggett Group	Broward	$2 million	$0	Trial court set aside punitive damages award; appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Cooper (Blackwood)	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Fourth District Court of Appeal affirmed judgment and granted a new trial on punitive damages.
D. Brown	January 2015	PM USA	Federal Court - Middle District of Florida	$8 million	$9 million	Appeal by defendant to U.S. Court of Appeals for the Eleventh Circuit pending.
Kerrivan	October 2014	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	$16 million	$16 million	Appeal by defendants to U.S. Court of Appeals for the Eleventh Circuit pending.
Harris	July 2014	PM USA, R.J. Reynolds and Lorillard	Federal Court - Middle District of Florida	$2 million (<$ 1 million PM USA)	$0	Appeals by plaintiff and defendants to U.S. Court of Appeals for the Eleventh Circuit pending.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.

Engle Cases Concluded Within Past 12 Months (rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount (if any)	Payment Date
Alvarez Del Real	September 2019	PM USA	Miami-Dade	Fourth quarter of 2019	<$1 million	October 2019
Zingaro	May 2019	PM USA and R.J. Reynolds	Broward	Third quarter of 2019	<$1 million	October 2019
Bryant	December 2017	PM USA	Escambia	Second quarter of 2019	<$1 million	July 2019
Wallace	October 2017	PM USA and R.J. Reynolds	Brevard	Second quarter of 2019	$26 million	May 2019
J. Brown	February 2017	PM USA and R.J. Reynolds	Pinellas	First quarter of 2019	$4 million	April 2019
L. Martin	May 2017	PM USA	Miami-Dade	First quarter of 2019	$2 million	April 2019
Danielson	November 2015	PM USA	Escambia	First quarter of 2019	$3 million	March 2019
S. Martin	November 2016	PM USA and R.J. Reynolds	Broward	First quarter of 2019	$5 million	March 2019
Searcy	April 2013	PM USA and R.J. Reynolds	Federal Court - Middle District of Florida	Third quarter of 2018	$2 million	March 2019
Boatright	November 2014	PM USA and Liggett Group	Polk	Second quarter of 2018	$42 million	March 2019
M. Brown	May 2015	PM USA	Duval	Second quarter of 2018	$8 million	March 2019
Jordan(1)	August 2015	PM USA	Duval	Second quarter of 2018	$11 million	March 2019
Pardue	December 2016	PM USA and R.J. Reynolds	Alachua	Second and Third quarters of 2018	$11 million	March 2019
McKeever	February 2015	PM USA	Broward	Fourth quarter of 2017	$21 million	March 2019
Boulter	December 2018	PM USA and R.J. Reynolds	Lee	Fourth quarter of 2018	<$1 million	January 2019
(1) The trial court also awarded plaintiff approximately $4 million in fees and costs, which PM USA has appealed.

Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs have been unsuccessful in various challenges to the bond cap statute in Florida state court.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
From time to time, legislation has been presented to the Florida legislature that would repeal the bond cap statute; however to date, no legislation repealing the statute has passed.
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 27, 2020, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to Altria or its subsidiaries) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the U.S.). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the U.S. have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the U.S., health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria in Israel (dismissed), the Marshall Islands (dismissed) and Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with Altria or its subsidiaries) under the Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the 1998 Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain U.S. territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA and R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2019, 2018 and 2017, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $4.2 billion for 2019 and 2018, and $4.5 billion for 2017. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
NPM Adjustment Disputes: PM USA is participating in proceedings regarding the NPM Adjustment for 2003-2018. The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The independent auditor (the “IA”) appointed under the MSA calculates the maximum amount of the NPM Adjustment, if any, for each year.
NPM Adjustment Disputes - Settlement with 36 States and Territories and Settlement with New York.
PM USA has entered into two settlements of NPM Adjustment disputes with a total of 37 states and territories, one with 36 states and territories (the “multi-state settlement”) and the other with the State of New York. In the multi-state settlement, PM USA, by the end of October 2017, had settled the NPM Adjustment disputes for 2003-2015 with 26 states in exchange for a total of $740 million. In 2018, there were two principal developments with respect to this settlement. First, PM USA agreed to settle the NPM Adjustment disputes for 2016 and 2017 with the 26 states mentioned above. Second, PM USA settled the NPM Adjustment disputes for 2004-2017 with ten additional states. As a result of these two developments, PM USA will receive approximately $248 million, $68 million of which it received in April 2018 and another $121 million of which it received in April 2019. In connection with these two developments, PM USA recorded a reduction to cost of sales in the amount of $39 million in 2017 and in the amount of $209 million in 2018. In the first quarter of 2019, PM USA also recorded a reduction to cost of sales in the amount of $52 million for its estimate of the 2018 NPM Adjustment settlement credit it expects to receive under the multi-state settlement.
In the NPM Adjustment settlement with New York, which was entered into in 2015, PM USA has received approximately $265 million for 2004-2017 and will receive an additional amount for 2018 in April 2020. PM USA and other participating manufacturers are involved in a proceeding pursuant to the New York settlement in which an independent investigator will determine the amounts due to the participating manufacturers from New York for 2019 and 2020. PM USA expects to receive such amounts in April 2021 and April 2022, respectively.
Both the New York settlement and the multi-state settlement also contain provisions resolving certain disputes regarding the application of the NPM Adjustment going forward, although the applicability of those provisions with respect to the signatory states that joined the multi-state settlement after 2017 is contingent on satisfaction, in the PMs’ sole discretion, of certain conditions.
2003 and Subsequent NPM Adjustments - Continuing Disputes with States that have not Settled.

▪
2003 NPM Adjustment. In September 2013, an arbitration panel issued rulings regarding the 15 states and territories that remained in the arbitration, ruling that six of them did not establish valid defenses to the NPM Adjustment for 2003. In June 2014, two of these six states joined the multi-state settlement discussed above. With respect to the remaining four states, following the outcome of challenges in state courts, PM USA ultimately recorded $74 million primarily as a reduction to cost of sales. Subsequently, another one of the six states joined the multi-state settlement. Two potential disputes remain outstanding regarding the amount of interest due to PM USA and there is no assurance that PM USA will prevail in either of these disputes.

▪
2004 and Subsequent NPM Adjustments. PM USA has continued to pursue the NPM Adjustments for 2004 and subsequent years in multi-state arbitrations against the states that did not join either of the settlements discussed above. In September 2019, a New Mexico state appellate court affirmed a trial court’s order compelling New Mexico to arbitrate the 2004 NPM Adjustment claims in the multi-state arbitration with the other states. In November 2019, the New Mexico Supreme Court declined to review that decision. The arbitration hearing has not yet been scheduled. The Montana state courts ruled that Montana may litigate its claims in state court, rather than participate in a multi-state arbitration and the PMs have agreed not to contest the applicability of the 2004 NPM Adjustment to Montana.

The hearings in a 2004 multi-state arbitration with all of the states that have not settled other than Montana and New Mexico concluded in July 2019. As of January 27, 2020, no decisions have resulted from the arbitration.
No assurance can be given as to when proceedings for 2005 and subsequent years will be scheduled or the precise form those proceedings will take.
The IA has calculated that PM USA’s share of the maximum potential NPM Adjustments for 2004-2018 is (exclusive of interest or earnings): $388 million for 2004; $181 million for 2005; $154 million for 2006; $185 million for 2007; $250 million for 2008; $211 million for 2009; $218 million for 2010; $166 million for 2011; $214 million for 2012; $224 million for 2013; $258 million for 2014; $299 million for 2015; $292 million for 2016; $285 million for 2017 and $332 million for 2018. These maximum amounts will be reduced, likely substantially, to reflect the settlements with the signatory states and New York, and potentially for current and future calculation disputes and other developments. Finally, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations regarding state-specific defenses and disputes with other PMs.
Other Disputes Under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard and its related sale of certain cigarette brands to ITG (the “ITG brands”). In particular, R.J. Reynolds and ITG have asserted that they do not have to make payments on the ITG brands under the Florida, Minnesota and Texas State Settlement Agreements or include the ITG brands for purposes of certain calculations under the State Settlement Agreements. PM USA believes that R.J. Reynolds’s and ITG’s position violates the State Settlement Agreements and applicable law. PM USA further believes that these actions: (i) improperly increased PM USA’s payments for 2015-2019; (ii) may improperly increase PM USA’s payments for subsequent years; (iii) improperly decreased PM USA’s share of the 2015-2018 NPM Adjustments and of the settlements of related disputes; and (iv) may improperly decrease PM USA’s share of NPM Adjustments and related settlements for subsequent years.
In January 2017, PM USA and the State of Florida each filed a motion in Florida state court against R.J. Reynolds and ITG seeking to enforce the Florida State Settlement Agreement. In August 2018, the Florida trial court entered final judgment ruling that R.J. Reynolds (and not ITG) must make settlement payments under the Florida State Settlement Agreement on the ITG brands, and ordering R.J. Reynolds to pay PM USA approximately $9.8 million (inclusive of interest) for the 2015-2017 period. R.J. Reynolds and PM USA have each filed notices of appeal of the trial court’s decision, which proceedings may result in further modifications to PM USA’s settlement payments under the Florida State Settlement Agreement.
In March 2018, PM USA and the State of Minnesota filed pleadings in Minnesota state court asserting claims against R.J. Reynolds and ITG, similar to those made in Florida, and seeking to enforce the Minnesota State Settlement Agreement. In September 2019, the Minnesota court granted the state’s and PM USA’s motions to enforce the agreement against R.J. Reynolds. The Minnesota court concluded, however, that it could not yet resolve the question of ITG’s liability under the Minnesota State Settlement Agreement. An evidentiary hearing on the question of ITG’s potential liability is currently scheduled for April 2020.
In December 2018, PM USA filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against R.J. Reynolds and ITG with respect to the accuracy of certain submissions made by R.J. Reynolds and ITG concerning the calculation of payments relating to the ITG brands. In December 2019, in a separate matter, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the calculation of the April 2019 payments.
In January 2019, PM USA and the State of Texas each filed a motion in federal court in the Eastern District of Texas against R.J. Reynolds and ITG seeking to enforce the Texas State Settlement Agreement.
Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

▪	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.
The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes;” (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking

“low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the FTC for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the U.S.; and (ix) payment of the government’s costs in bringing the action.
Following several years of appeals relating to the content of the corrective statements remedy described above, in October 2017, the district court approved the parties’ proposed consent order implementing corrective statements in newspapers and on television. The corrective statements began appearing in newspapers and on television in the fourth quarter of 2017. In April 2018, the parties reached agreement on the implementation details of the corrective statements on websites and onserts. The corrective statements began appearing on websites in the second quarter of 2018 and the onserts began appearing in the fourth quarter of 2018.
In 2014, Altria and PM USA recorded provisions totaling $31 million for the estimated costs of implementing the corrective communications remedy. In the fourth quarter of 2019, PM USA updated its estimate and recorded approximately $5 million for additional costs to finish implementing the corrective communications remedy.
The requirements related to corrective statements at point-of-sale remain outstanding. In May 2014, the district court ordered further briefing on the issue, which was completed in June 2014. In May 2018, the parties submitted a joint status report and additional briefing on point-of-sale signage to the district court. In May 2019, the district court ordered a hearing on the point-of-sale signage issue.
E-vapor Litigation
As of January 27, 2020, Altria and/or its subsidiaries, including PM USA, were named as defendants in 21 class action lawsuits relating to JUUL e-vapor products. JUUL is an additional named defendant in each of these lawsuits. The theories of recovery include violation of RICO, fraud, failure to warn, design defect, negligence and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages and an injunction prohibiting product sales.
Altria and/or its subsidiaries, including PM USA, also have been named as defendants in other lawsuits involving JUUL e-vapor products, including 76 individual lawsuits, two lawsuits filed by state or local governments and one lawsuit filed by a school district. JUUL is an additional named defendant in each of these lawsuits.
The majority of the individual and class action lawsuits mentioned above were filed in federal court. In October 2019, the United States Judicial Panel on Multidistrict Litigation ordered the coordination or consolidation of these lawsuits in the U.S. District Court for the Northern District of California for pretrial purposes.
Neither Altria nor any of its subsidiaries has filed a response in any of these cases, and no case has been set for trial.
JUUL also is named in a significant number of additional individual and class action lawsuits to which neither Altria nor any of its subsidiaries is currently named.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or its other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 27, 2020, two “Lights/Ultra Lights” class actions are pending in U.S. state court. Neither case is active.
As of January 27, 2020, two smoking and health cases alleging personal injury or seeking court-supervised programs or ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, are pending in their respective U.S. state courts. Neither case is active.

UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 27, 2020, there is one case pending against USSTC.
Shareholder Class Actions
In October and December 2019, two purported Altria shareholders filed putative class action lawsuits against Altria, Howard A. Willard III, Altria’s Chairman and Chief Executive Officer, and William F. Gifford, Jr., Altria’s Vice Chairman and Chief Financial Officer, in the United States District Court for the Eastern District of New York. The lawsuits assert claims under Sections 10(b) and 20(a) and under Rule 10b-5 of the Exchange Act. The claims involve allegedly false and misleading statements and omissions relating to Altria’s investment in JUUL. Plaintiffs seek various remedies, including damages and attorneys’ fees. In December 2019, the court consolidated the two lawsuits into a single proceeding. A response to the consolidated lawsuit has not yet been filed.
Environmental Regulation
Altria and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the U.S.: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2019, Altria and certain of its subsidiaries (i) had $51 million of unused letters of credit obtained in the ordinary course of business; (ii) were contingently liable for guarantees related to their own performance, including $26 million for surety bonds; and (iii) had a redeemable noncontrolling interest of $38 million recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria’s liquidity.
Under the terms of a distribution agreement between Altria and PMI (the “Distribution Agreement”), entered into as a result of Altria’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria does not have a related liability recorded on its consolidated balance sheet at December 31, 2019 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 20. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria’s obligations under its outstanding debt securities, borrowings under its $3.0 billion Credit Agreement and amounts outstanding under its commercial paper program.

Note 20. Condensed Consolidating Financial Information
PM USA, which is a 100% owned subsidiary of Altria, has guaranteed Altria’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will not result in PM USA’s obligations under the Guarantees constituting a fraudulent transfer or conveyance, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantees. For this purpose, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:

▪	the date, if any, on which PM USA consolidates with or merges into Altria or any successor;

▪	the date, if any, on which Altria or any successor consolidates with or merges into PM USA;

▪	the payment in full of the Obligations pertaining to such Guarantees; and

▪	the rating of Altria’s long-term senior unsecured debt by Standard & Poor’s of A or higher.
At December 31, 2019, the respective principal 100% owned subsidiaries of Altria and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their equity interests.
The following sets forth the condensed consolidating balance sheets as of December 31, 2019 and 2018, condensed consolidating statements of earnings (losses) and comprehensive earnings (losses) for the years ended December 31, 2019, 2018 and 2017, and condensed consolidating statements of cash flows for the years ended December 31, 2019, 2018 and 2017 for Altria, PM USA and, collectively, Altria’s other subsidiaries that are not guarantors of Altria’s debt instruments (the “Non-Guarantor Subsidiaries”).
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities. Altria and PM USA account for investments in their subsidiaries under the equity method of accounting.

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2019	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$2,022	$—	$95	$—	$2,117
Receivables	—	30	122	—	152
Inventories:
Leaf tobacco	—	494	380	—	874
Other raw materials	—	120	72	—	192
Work in process	—	4	692	—	696
Finished product	—	119	412	—	531
	—	737	1,556	—	2,293
Due from Altria and subsidiaries	88	4,005	1,359	(5,452)	—
Income taxes	80	47	38	(49)	116
Other current assets	53	17	76	—	146
Total current assets	2,243	4,836	3,246	(5,501)	4,824
Property, plant and equipment, at cost	—	2,956	2,118	—	5,074
Less accumulated depreciation	—	2,166	909	—	3,075
	—	790	1,209	—	1,999
Goodwill	—	—	5,177	—	5,177
Other intangible assets, net	—	2	12,685	—	12,687
Investments in equity securities	18,071	—	5,510	—	23,581
Investment in consolidated subsidiaries	19,312	2,831	—	(22,143)	—
Due from Altria and subsidiaries	4,790	—	—	(4,790)	—
Other assets	58	951	603	(609)	1,003
Total Assets	$44,474	$9,410	$28,430	$(33,043)	$49,271

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2019	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$1,000	$—	$—	$—	$1,000
Accounts payable	—	146	179	—	325
Accrued liabilities:
Marketing	—	320	73	—	393
Settlement charges	—	3,340	6	—	3,346
Other	576	482	536	(49)	1,545
Dividends payable	1,565	—	—	—	1,565
Due to Altria and subsidiaries	4,693	514	245	(5,452)	—
Total current liabilities	7,834	4,802	1,039	(5,501)	8,174
Long-term debt	27,042	—	—	—	27,042
Deferred income taxes	3,099	—	2,593	(609)	5,083
Accrued pension costs	197	—	276	—	473
Accrued postretirement health care costs	—	1,078	719	—	1,797
Due to Altria and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	80	87	178	—	345
Total liabilities	38,252	5,967	9,595	(10,900)	42,914
Contingencies
Redeemable noncontrolling interest	—	—	38	—	38
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,970	3,310	27,565	(30,875)	5,970
Earnings reinvested in the business	36,539	352	(6,997)	6,645	36,539
Accumulated other comprehensive losses	(2,864)	(219)	(1,877)	2,096	(2,864)
Cost of repurchased stock	(34,358)	—	—	—	(34,358)
Total stockholders’ equity attributable to Altria	6,222	3,443	18,700	(22,143)	6,222
Noncontrolling interests	—	—	97	—	97
Total stockholders’ equity	6,222	3,443	18,797	(22,143)	6,319
Total Liabilities and Stockholders’ Equity	$44,474	$9,410	$28,430	$(33,043)	$49,271

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$1,277	$—	$56	$—	$1,333
Receivables	—	18	124	—	142
Inventories:
Leaf tobacco	—	561	379	—	940
Other raw materials	—	123	63	—	186
Work in process	—	2	645	—	647
Finished product	—	128	430	—	558
	—	814	1,517	—	2,331
Due from Altria and subsidiaries	46	3,828	1,194	(5,068)	—
Income taxes	100	94	—	(27)	167
Other current assets	41	167	118	—	326
Total current assets	1,464	4,921	3,009	(5,095)	4,299
Property, plant and equipment, at cost	—	2,928	2,022	—	4,950
Less accumulated depreciation	—	2,111	901	—	3,012
	—	817	1,121	—	1,938
Goodwill	—	—	5,196	—	5,196
Other intangible assets, net	—	2	12,277	—	12,279
Investments in equity securities	17,696	—	12,800	—	30,496
Investment in consolidated subsidiaries	25,996	2,825	—	(28,821)	—
Due from Altria and subsidiaries	4,790	—	—	(4,790)	—
Other assets	193	955	773	(670)	1,251
Total Assets	$50,139	$9,520	$35,176	$(39,376)	$55,459

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Short-term borrowings	12,704	—	—	—	12,704
Current portion of long-term debt	$1,144	$—	$—	$—	$1,144
Accounts payable	1	91	307	—	399
Accrued liabilities:
Marketing	—	483	103	—	586
Settlement charges	—	3,448	6	—	3,454
Other	295	524	611	(27)	1,403
Dividends payable	1,503	—	—	—	1,503
Due to Altria and subsidiaries	4,499	407	162	(5,068)	—
Total current liabilities	20,146	4,953	1,189	(5,095)	21,193
Long-term debt	11,898	—	—	—	11,898
Deferred income taxes	3,010	—	2,653	(670)	4,993
Accrued pension costs	187	—	357	—	544
Accrued postretirement health care costs	—	1,072	677	—	1,749
Due to Altria and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	111	47	96	—	254
Total liabilities	35,352	6,072	9,762	(10,555)	40,631
Contingencies
Redeemable noncontrolling interest	—	—	39	—	39
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,961	3,310	25,047	(28,357)	5,961
Earnings reinvested in the business	43,962	359	2,201	(2,560)	43,962
Accumulated other comprehensive losses	(2,547)	(221)	(1,884)	2,105	(2,547)
Cost of repurchased stock	(33,524)	—	—	—	(33,524)
Total stockholders’ equity attributable to Altria	14,787	3,448	25,373	(28,821)	14,787
Noncontrolling interests	—	—	2	—	2
Total stockholders’ equity	14,787	3,448	25,375	(28,821)	14,789
Total Liabilities and Stockholders’ Equity	$50,139	$9,520	$35,176	$(39,376)	$55,459

Condensed Consolidating Statements of Earnings (Losses) and Comprehensive Earnings (Losses)
(in millions of dollars)
_____________________________

for the year ended December 31, 2019	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,065	$4,081	$(36)	$25,110
Cost of sales	—	5,997	1,124	(36)	7,085
Excise taxes on products	—	5,111	203	—	5,314
Gross profit	—	9,957	2,754	—	12,711
Marketing, administration and research costs	182	1,591	453	—	2,226
Asset impairment and exit costs	1	39	119	—	159
Operating (expense) income	(183)	8,327	2,182	—	10,326
Interest and other debt expense (income), net	1,152	(85)	213	—	1,280
Net periodic benefit (income) cost, excluding service cost	5	(34)	(8)	—	(37)
Earnings from equity investments	(1,229)	—	(496)	—	(1,725)
Impairment of JUUL equity securities	—	—	8,600	—	8,600
Loss on Cronos-related financial instruments	—	—	1,442	—	1,442
Earnings (losses) before income taxes and equity earnings of subsidiaries	(111)	8,446	(7,569)	—	766
Provision (benefit) for income taxes	(243)	2,102	205	—	2,064
Equity earnings (losses) of subsidiaries	(1,425)	450	—	975	—
Net earnings (losses)	(1,293)	6,794	(7,774)	975	(1,298)
Net (earnings) losses attributable to noncontrolling interests	—	—	5	—	5
Net earnings (losses) attributable to Altria	$(1,293)	$6,794	$(7,769)	$975	$(1,293)

Net earnings (losses)	$(1,293)	$6,794	$(7,774)	$975	$(1,298)
Other comprehensive earnings (losses), net of deferred income taxes	(317)	2	7	(9)	(317)
Comprehensive earnings (losses)	(1,610)	6,796	(7,767)	966	(1,615)
Comprehensive (earnings) losses attributable to noncontrolling interests	—	—	5	—	5
Comprehensive earnings (losses) attributable to Altria	$(1,610)	$6,796	$(7,762)	$966	$(1,610)

Condensed Consolidating Statements of Earnings (Losses) and Comprehensive Earnings (Losses)
(in millions of dollars)
_____________________________

for the year ended December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,422	$3,980	$(38)	$25,364
Cost of sales	—	6,153	1,258	(38)	7,373
Excise taxes on products	—	5,517	220	—	5,737
Gross profit	—	9,752	2,502	—	12,254
Marketing, administration and research costs	219	1,892	645	—	2,756
Asset impairment and exit costs	—	81	302	—	383
Operating (expense) income	(219)	7,779	1,555	—	9,115
Interest and other debt expense (income), net	511	(61)	215	—	665
Net periodic benefit (income) cost, excluding service cost	16	(41)	(9)	—	(34)
Earnings from equity investments	(890)	—	—	—	(890)
(Gain) loss on ABI/SABMiller business combination	33	—	—	—	33
Earnings (losses) before income taxes and equity earnings of subsidiaries	111	7,881	1,349	—	9,341
Provision (benefit) for income taxes	36	1,980	358	—	2,374
Equity earnings (losses) of subsidiaries	6,888	402	—	(7,290)	—
Net earnings (losses)	6,963	6,303	991	(7,290)	6,967
Net (earnings) losses attributable to noncontrolling interests	—	—	(4)	—	(4)
Net earnings (losses) attributable to Altria	$6,963	$6,303	$987	$(7,290)	$6,963

Net earnings (losses)	$6,963	$6,303	$991	$(7,290)	$6,967
Other comprehensive earnings (losses), net of deferred income taxes	(242)	104	(54)	(50)	(242)
Comprehensive earnings (losses)	6,721	6,407	937	(7,340)	6,725
Comprehensive (earnings) losses attributable to noncontrolling interests	—	—	(4)	—	(4)
Comprehensive earnings (losses) attributable to Altria	$6,721	$6,407	$933	$(7,340)	$6,721

Condensed Consolidating Statements of Earnings (Losses) and Comprehensive Earnings (Losses)
(in millions of dollars)
_____________________________

for the year ended December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,826	$3,787	$(37)	$25,576
Cost of sales	—	6,394	1,174	(37)	7,531
Excise taxes on products	—	5,864	218	—	6,082
Gross profit	—	9,568	2,395	—	11,963
Marketing, administration and research costs	161	1,713	464	—	2,338
Asset impairment and exit costs	—	—	32	—	32
Operating (expense) income	(161)	7,855	1,899	—	9,593
Interest and other debt expense (income), net	510	(20)	215	—	705
Net periodic benefit (income) cost, excluding service cost	12	18	7	—	37
Earnings from equity investments	(532)	—	—	—	(532)
(Gain) loss on ABI/SABMiller business combination	(445)	—	—	—	(445)
Earnings (losses) before income taxes and equity earnings of subsidiaries	294	7,857	1,677	—	9,828
Provision (benefit) for income taxes	(2,624)	3,127	(902)	—	(399)
Equity earnings (losses) of subsidiaries	7,304	558	—	(7,862)	—
Net earnings (losses)	10,222	5,288	2,579	(7,862)	10,227
Net (earnings) losses attributable to noncontrolling interests	—	—	(5)	—	(5)
Net earnings (losses) attributable to Altria	$10,222	$5,288	$2,574	$(7,862)	$10,222

Net earnings (losses)	$10,222	$5,288	$2,579	$(7,862)	$10,227
Other comprehensive earnings (losses), net of deferred income taxes	155	3	214	(217)	155
Comprehensive earnings (losses)	10,377	5,291	2,793	(8,079)	10,382
Comprehensive (earnings) losses attributable to noncontrolling interests	—	—	(5)	—	(5)
Comprehensive earnings (losses) attributable to Altria	$10,377	$5,291	$2,788	$(8,079)	$10,377

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2019	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by (Used In) Operating Activities
Net cash provided by (used in) operating activities	$7,769	$6,936	$1,362	$(8,230)	$7,837
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(56)	(190)	—	(246)
Investment in Cronos	—	—	(1,899)	—	(1,899)
Acquisitions of businesses and assets	—	—	(421)	—	(421)
Investment in JUUL	—	—	(5)	—	(5)
Investment in consolidated subsidiaries	(2,518)	—	—	2,518	—
Other, net	41	1	131	—	173
Net cash provided by (used in) investing activities	(2,477)	(55)	(2,384)	2,518	(2,398)
Cash Provided by (Used in) Financing Activities
Repayment of short-term borrowings	(12,800)	—	—	—	(12,800)
Long-term debt issued	16,265	—	—	—	16,265
Long-term debt repaid	(1,144)	—	—	—	(1,144)
Repurchases of common stock	(845)	—	—	—	(845)
Dividends paid on common stock	(6,069)	—	—	—	(6,069)
Changes in amounts due to/from Altria and subsidiaries	169	(137)	2,486	(2,518)	—
Cash dividends paid to parent	—	(6,801)	(1,429)	8,230	—
Other, net	(123)	—	4	—	(119)
Net cash provided by (used in) financing activities	(4,547)	(6,938)	1,061	5,712	(4,712)
Cash, cash equivalents and restricted cash (1):
Increase (decrease)	745	(57)	39	—	727
Balance at beginning of year	1,277	100	56	—	1,433
Balance at end of year	$2,022	$43	$95	$—	$2,160

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2018	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by (Used In) Operating Activities
Net cash provided by (used in) operating activities	$6,907	$7,580	$1,354	$(7,450)	$8,391
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(57)	(181)	—	(238)
Acquisitions of businesses and assets	—	—	(15)	—	(15)
Investment in JUUL	—	—	(12,800)	—	(12,800)
Investment in consolidated subsidiaries	(13,003)	—	—	13,003	—
Other, net	35	—	30	—	65
Net cash provided by (used in) investing activities	(12,968)	(57)	(12,966)	13,003	(12,988)
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	12,800	—	—	—	12,800
Long-term debt repaid	(864)	—	—	—	(864)
Repurchases of common stock	(1,673)	—	—	—	(1,673)
Dividends paid on common stock	(5,415)	—	—	—	(5,415)
Changes in amounts due to/from Altria and subsidiaries	1,415	(1,388)	12,976	(13,003)	—
Cash dividends paid to parent	—	(6,097)	(1,353)	7,450	—
Other	(128)	—	(4)	—	(132)
Net cash provided by (used in) financing activities	6,135	(7,485)	11,619	(5,553)	4,716
Cash, cash equivalents and restricted cash (1):
Increase (decrease)	74	38	7	—	119
Balance at beginning of year	1,203	62	49	—	1,314
Balance at end of year	$1,277	$100	$56	$—	$1,433

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2017	Altria	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by (Used In) Operating Activities
Net cash provided by (used in) operating activities	$6,910	$4,028	$841	$(6,878)	$4,901
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(34)	(165)	—	(199)
Acquisitions of businesses and assets	—	—	(415)	—	(415)
Investment in consolidated subsidiaries	(460)	—	—	460	—
Other, net	(5)	4	148	—	147
Net cash provided by (used in) investing activities	(465)	(30)	(432)	460	(467)
Cash Provided by (Used in) Financing Activities
Repurchases of common stock	(2,917)	—	—	—	(2,917)
Dividends paid on common stock	(4,807)	—	—	—	(4,807)
Changes in amounts due to/from Altria and subsidiaries	(1,999)	1,410	1,049	(460)	—
Cash dividends paid to parent	—	(5,429)	(1,449)	6,878	—
Other	(40)	—	(7)	—	(47)
Net cash provided by (used in) financing activities	(9,763)	(4,019)	(407)	6,418	(7,771)
Cash, cash equivalents and restricted cash (1):
Increase (decrease)	(3,318)	(21)	2	—	(3,337)
Balance at beginning of year	4,521	83	47	—	4,651
Balance at end of year	$1,203	$62	$49	$—	$1,314

(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 19. Contingencies.

Note 21. Quarterly Financial Data (Unaudited)

	2019 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,628	$6,619	$6,856	$6,007
Gross profit	$2,811	$3,319	$3,497	$3,084
Net earnings (losses)	$1,121	$1,997	$(2,602)	$(1,814)
Net earnings (losses) attributable to Altria	$1,120	$1,996	$(2,600)	$(1,809)
Per share data:
Basic earnings (losses) per share attributable to Altria	$0.60	$1.07	$(1.39)	$(0.97)
Diluted earnings (losses) per share attributable to Altria	$0.60	$1.07	$(1.39)	$(1.00)

	2018 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$6,108	$6,305	$6,837	$6,114
Gross profit	$2,936	$3,141	$3,255	$2,922
Net earnings (losses)	$1,895	$1,877	$1,944	$1,251
Net earnings (losses) attributable to Altria	$1,894	$1,876	$1,943	$1,250
Per share data:
Basic earnings (losses) per share attributable to Altria	$1.00	$0.99	$1.03	$0.67
Diluted earnings (losses) per share attributable to Altria	$1.00	$0.99	$1.03	$0.66

During 2019 and 2018, the following pre-tax (gains) or charges were included in net earnings attributable to Altria:

	2019 Quarters
(in millions)	1st	2nd	3rd	4th
Impairment of JUUL equity securities	$—	$—	$4,500	$4,100
Tobacco and health litigation items, including accrued interest	17	28	3	29
Asset impairment, exit, implementation and acquisition-related costs	159	45	11	116
ABI-related special items	114	(90)	(14)	(364)
Cronos-related special items	425	119	549	(165)
	$715	$102	$5,049	$3,716

	2018 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(68)	$(77)	$—	$—
Tobacco and health litigation items, including accrued interest	28	70	21	12
Asset impairment, exit, implementation and acquisition-related costs	3	6	(3)	532
(Gain) loss on ABI/SABMiller business combination	33	—	—	—
ABI-related special items	(117)	(72)	35	69
	$(121)	$(73)	$53	$613
As discussed in Note 15. Income Taxes, Altria has recognized income tax benefits and charges in the consolidated statements of earnings (losses) during 2019 and 2018 as a result of various tax events, including the impact of the Tax Reform Act in 2018.